Exhibit 4.8

SHARE PURCHASE AGREEMENT

ASTRID HOTEL HOLDINGS BV

as Seller

ASTRID JV S.À.R.L.

as Purchaser

Contents

Clauses

1.	Definitions	4
2.	Purchase and sale of the Shares and Loans' Reimbursement	4
3.	Purchase Price of the shares	5
4.	Guarantee deposit	7
5.	Conditions precedent	8
6.	Pre-Closing Covenants	10
7.	Closing	11
8.	Conduct of business	13
9.	POST CLOSING COVENANTS	14
10.	Representations and Warranties by the Purchaser	14
11.	Representations and Warranties by the Seller	14
12.	Indemnification	15
13.	Escrow amount related to the warranties	22
14.	Release of director’s liability	22
15.	Confidentiality	22
16.	Termination prior to closing	23
17.	General provisions	24
18.	List of schedules	28
19.	Signature Page	29

THIS AGREEMENT is made on 7 May 2015 (the Agreement).

Between

1.	Astrid Hotel Holdings B.V., a company incorporated and existing under the laws of the Netherlands, having its registered office at Rietlandpark 125, 1019DT Amsterdam, the Netherlands, and registered with the Dutch Chamber of Commerce under number 33296092 (Astrid Holdings or the Seller);

2.	Astrid JV S.à.r.l., a company incorporated and existing under the laws of Luxembourg, having its registered office at Luxembourg (L-2440), 61, rue de Rollingergrund, and registered with the Registrar of Companies of Luxembourg under number B196266 (Astrid JV or the Purchaser).

The parties mentioned under sub 1. to 2. are hereinafter referred to as the Parties and Party shall be construed accordingly.

WHEREAS

A.	Astridplaza NV is a company incorporated and existing under the laws of Belgium, having its registered office at Koningin Astridplein 7, 2018 Antwerp, Belgium and registered with the Crossroad Bank of Enterprises under number 0446.394.988 (RLP Antwerp) (Astridplaza or Target).

B.	The Seller, which is the sole shareholder of the Target, holds 2,062,687 registered shares of Astridplaza, representing the entire share capital of the Target (the Shares).

C.	Pursuant to a deed dated 24 October 1991, Astridplaza is owner of a plot of land and all its buildings (erected by Astridplaza) and attachments, located at the corner of the Van Schoonhovenstraat, Astridplein and Van Wesenbekestraat, registered in the Antwerp land register under Department 8, Section H, Number 961Z17 with a ground surface of approximately 3,581m².

A hotel building was built on the land lot, for a total surface of approximately 33,003m², consisting of 228 hotel rooms, a restaurant, a bar, a terrace, 19 apartments, 18 hotel M&E rooms, a spa with pool, a fitness, 120 parking spaces (on floors -2, -3 and -4) (Radisson), encompassing as well an aquarium, known as “Aquatopia” (Aquatopia).

D.	Pursuant to a notarial deed dated 4 January 2008, Astridplaza is owner of a hotel building, as well as of the ground and all other attachments, located on Koningin Astridplein 14, 2018 Antwerp, built on two plots of land, registered under Section H, number 1010/G/8, and under Section H, number 1010/F/8, together for a total ground surface of approximately 370m² and consisting of one underground floor, a ground floor and 8 levels (Park Inn).

E.	Between 24 February 2015 and the date of this Agreement, the Purchaser, who is professional investor, together with a team of professional advisors, has carried out a due diligence review (including legal, tax, financial, technical, environmental and commercial matters) of the Target and the Real Estate Properties through the Data Room Documents made available to it by the Seller. The Purchaser and its professional advisors have been in a position to visit the Real Estate Properties prior to entering into this Agreement. The Purchaser has had the opportunity to ask further questions to the Seller and/or the management of the Target and has received satisfactory replies in the form of the Q&A documents which are included in the Data Room Documents.

F.	The Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller the Shares on the terms and subject to the conditions set out in this Agreement, subject to and simultaneously with the reimbursement of the Intragroup Loans and the Bank Loans by the Purchaser (together the "Operation"). As a result of this transaction, the Purchaser will own directly and indirectly 100% of the outstanding share capital of Astridplaza.

The parties have agreed as follows

1.	Definitions

1.1	Unless the context otherwise requires, capitalized terms used in this Agreement (including the preamble) shall have the meaning set forth in Schedule 1, and this Agreement shall further be interpreted in accordance with the conventions set forth in said Schedule.

2.	Purchase and sale of the Shares and Loans' Reimbursement

2.1	In accordance with the terms and subject to the conditions set out in this Agreement, at the Closing Date, (i) the Seller shall sell the Shares to the Purchaser and the Purchaser shall purchase the Shares from the Seller and (ii) simultaneously with the transfer of the Shares, the Purchaser shall make available to the Target enough money to reimburse and pay, and ensure that the Target reimburses or pays the remaining outstanding amount and the interest accrued on Closing Date, as well as the Loans' Expenses, of both the Intragroup Loans (the "Intragroup Loans' Reimbursement") and the Bank Loans (the "Bank Loans' Reimbursement") (together the "Loans' Reimbursement").

2.2	Purchase and sale of the Shares

2.2.1	The Shares shall be transferred free from any Encumbrances together with all accrued benefits and rights attached to them at the Closing Date or subsequently becoming attached to them (including the right to receive dividends declared, made or paid in respect of the financial year started 1 January 2015, or any future financial year).

2.2.2	The Seller hereby waives any transfer restrictions which may exist in relation to the Shares, whether pursuant to the articles of association of the Target or otherwise.

2.3	Loans' Reimbursement

2.3.1	No later than 10 Business Days before Closing Date, the Seller shall notify to the Purchaser, together with all supporting documents, the Banks’ estimate of the amount of the Loans' Reimbursement.

No later than 5 Business Days before Closing Date, the Seller shall notify to the Purchaser, together with all supporting documents, the final amount of the Loans' Reimbursement, subject only to forex variation of the Intragroup Loans between the said notification and the Closing Date, calculation of which will be provided by Seller with the Closing Accounts (Intragroup Loans’ Reimbursement Estimated Amount). The said forex variation (Intragroup Loans’ Forex Variation) will be included in the Intra Group final balance as set out in the Closing Accounts.

2.3.2	At Closing Date, to repay the Intragroup Loans' Reimbursement Estimated Amount:

(a)	an amount equal to the Intragroup Loans' Reimbursement Estimated Amount less an amount equal to the sum of (i) the Warranty Escrow Amount plus (ii) the Guarantee Deposit, shall be wired to the Seller’s Bank Account on behalf of the Target,

(b)	in accordance with Clause 0, an amount equal to the Warranty Escrow Amount shall be deposited by the Purchaser on behalf of the Seller in the Warranty Escrow Account, and

(c)	in accordance with Clause 4.1, the Guarantee Deposit shall be wired by the Escrow Agent to the Seller’s Bank Account.

2.3.3	At Closing Date, to repay the Bank Loans an amount equal to the Bank Loans’ Reimbursement shall be wired to the bank accounts of the Banks on behalf of the Target.

2.4	Indivisibility of the Operation

The sale of the Shares contemplated hereunder is indivisible of the Loans’ Reimbursement and no partial enforcement of this Agreement shall be allowed.

3.	Purchase Price of the shares

The Purchaser shall pay to the Seller the Purchase Price for the Shares in accordance with this Article 3.

3.1	Calculation of the Provisional Value of the Target

On Closing Date, the provisional value of the Target shall be based on the Intermediary Accounts and shall be calculated in accordance with the formula set out in Schedule 2A (the “Provisional Value”).

For illustrative purposes only, an example of calculation of the Provisional Value based on the Intermediary Accounts have been attached in Schedule 2B.

3.2	Determination and Payment of the Provisional Purchase Price and Provisional Value

3.2.1	If the Provisional Value is positive

If the calculation of the Provisional Value results in a positive amount, the Provisional Purchase Price of the Shares shall be equal to the Provisional Value and the Purchaser shall pay such amount, on Closing Date, to the Seller by wire transfer to the Seller’s Bank Accounts.

3.2.2	If the Provisional Value is negative

If the calculation of the Provisional Value results in a negative amount (the “Provisional Discount”), (i) the Provisional Purchase Price of the Shares will be equal to one euro (EUR 1) which will be paid by the Purchaser on Closing Date for the Shares and (ii) the Intragroup Loans Reimbursement will be reduced by an amount equal to the Provisional Discount and the Seller will cause its Affiliate being the owner of the balance of the Intragroup Loans to transfer such balance for one euro (EUR 1) to the Purchaser.

3.3	Calculation of the Final Value of the Target

3.3.1	The final value of the Target shall be based on the Closing Accounts and shall be calculated in accordance with the formula set out in Schedule 2A (the “Final Value”). The Seller shall provide to the Purchaser the Closing Accounts of the Target together with the calculation of the Final Value within 30 (thirty) days after the Closing Date. The Purchaser shall have 30 (thirty) days to provide its comments, if any, to the Seller on the Closing Accounts and/or the calculation of the Final Value. Should the Purchaser not make any reservations within the above time period, the Closing Accounts and the Final Value shall be deemed accepted by the Purchaser.

3.3.2	If the Seller and the Purchaser are unable to agree upon the Closing Accounts and/or the Final Value within 15 (fifteen) days as from receipt by the Seller of the Purchaser’s reservations on the Closing Accounts and/or the Final Value, or within an extended timeframe mutually agreed upon by the Seller and the Purchaser, the dispute shall be referred for final determination to an expert (the “Expert”) mutually chosen by the Parties among the experts listed in Schedule 5. If none of the experts listed in Schedule 5 is available, the Expert shall be mutually agreed upon by the Seller and Purchaser or, in case the Seller and Purchaser cannot agree on the identity of the Expert, appointed by the President of the Belgian Royal Institute of Company Auditors (Institut des Réviseurs d’Entreprises / Instituut van de Bedrijfsrevisoren), at the request of either Party. The Expert’s assignment shall be to review and resolve the points of disagreement existing between the Seller and Purchaser on the Closing Accounts and/or the calculation of the Final Value. The Expert shall act as an expert and not as an arbitrator. The Seller and Purchaser shall instruct the Expert to remit its decision to both the Seller and Purchaser within 20 (twenty) Business Days as from his appointment and receipt of all necessary information from the Parties; the Expert shall give the Parties a reasonable opportunity to submit written and oral comments, require that the Parties simultaneously supply one another with a copy of any written comments made, and allow each Party to be present during oral submissions by the other Party. Such decision shall finally determine the Final Value, such that no recourse, appeal or action may be instituted against such decision and, consequently, against the Closing Accounts, except in case of gross fault from the Expert. The Expert’s fees and expenses shall be borne equally between the Seller and Purchaser.

3.4	Determination of the Purchase Price and Payment of the Value Adjustment

Once the Parties have agreed on the Final Value, the difference (positive or negative) between the Provisional Value and the Final Value (the “Value Adjustment”) shall be paid according to this Clause 3.4 by the Seller to the Purchaser (or vice versa, as the case may be).

3.4.1	If the Final Value is positive

If the calculation of the Final Value results in a positive amount, the Value Adjustment will be paid as follow:

(a)	If the calculation of the Provisional Value resulted in a positive amount the Purchaser will pay to the Seller (or, if applicable, vice versa), in consideration for the Shares, the difference between (i) the Final Value and (ii) the Provisional Value, and

the final Purchase Price for the Shares shall be equal to the Final Value.

(b)	If the calculation of the Provisional Value resulted in a negative amount the Purchaser will (i) reimburse to the Seller any Provisional Discount that has been paid on Closing Date and, (ii) the Final Value will be immediately due and payable in accordance with Clause 3.4.3 by the Purchaser to the Seller, and the final Purchase Price for the Shares shall be equal to the Final Value.

3.4.2	If the Final Value is negative

If the calculation of the Final Value results in a negative amount (the “Final Discount”), (i) the final Purchase Price of the Shares will be equal to one euro (EUR 1) and (ii) the Final Discount will be due by the Seller as a reduction of the sums received from the Purchaser in consideration of the Intragroup Loans, accordingly:

(a)	If the calculation of the Provisional Value resulted in a positive amount the Seller will (i) reimburse to the Purchaser any Provisional Value that has been paid on Closing Date and, (ii) the Final Discount will be immediately due and payable in accordance with Clause 3.4.3 by the Seller to the Purchaser.

(b)	If the calculation of the Provisional Value resulted in a negative amount the Seller will pay to the Purchaser (or, if applicable, vice versa) the difference between (i) the Final Discount and (ii) the Provisional Discount.

3.4.3	Payment terms of the Value Adjustment

3.4.3.1	The Value Adjustment shall be paid by the Purchaser to the Seller (or if applicable vice versa) within ten (10) Business Days following the final determination of the Final Value as agreed by the Parties or in the event of dispute as determined by the Expert in accordance with Clause 3.3.2.

3.4.3.2	In case of disagreement between the Seller and the Purchaser, in relation to any of the above payments, such payments shall be payable to the extent of the undisputed amount thereof and the balance will be retained solely to cover the items in dispute until resolution of the dispute.

3.4.3.3	All payments to the Seller pursuant to this Agreement shall be made by wire transfer to the Seller’s Bank Account.

3.4.3.4	All payments to the Purchaser pursuant to this Agreement shall be made by wire transfer to the bank account of the Purchaser to be notified by the Purchaser to the Seller.

3.4.3.5	All payments to the Seller or to the Purchaser shall occur in Euro and be credited to the above-mentioned bank accounts on the same day the payment is made, net of any costs and fees, particularly without limitation, banking fees.

3.4.3.6	If any payment is not made by the due date mentioned in Clause 3.4.3.1 above, the sum due will immediately and without prior notice bear interest, at an annual rate equal to seven percent (7%). This provision shall not be construed as entitling the Seller to make late payment.

4.	Guarantee deposit

4.1	Payment of the Guarantee Deposit

The Parties irrevocably commit each other to enter into an escrow agreement pertaining to the Guarantee Deposit (as defined below) substantially in the form of the model provided in Schedule 18 (the “Escrow Agreement”) as soon as the Escrow Agent has approved such model or any other escrow agreement substantially in the form of the model provided in Schedule 18.

Within one (1) Business Day following the duly execution of the Escrow Agreement by the Parties and the Escrow Agent, the Purchaser shall transfer an amount of EUR 2,500,000 by a bank wire transfer on the Escrow Account (the “Guarantee Deposit”).

4.2	Release of the Guarantee Deposit

(a)	In the event that any of the conditions precedent set forth in Clause 5 has not been satisfied or waived by the Purchaser, within the time period and in accordance with the provisions provided in Clause 5.2, the Escrow Agent shall pay the Guarantee Deposit to the Purchaser.

(b)	In the event that the conditions precedent set forth in Clause 5 have been all satisfied or waived by the Purchaser within the time period and in accordance with the provisions provided in Clause 5.2 and the Closing does not occur on the Closing Date, the Escrow Agent shall pay the Guarantee Deposit on the Closing Date:

(i)	to the Seller, if the Closing does not occur because the Purchaser has not delivered the documents or taken the actions provided for in Clause 7.2.1;

(ii)	to the Purchaser, if the Operation does not occur (a) because the Seller has not delivered the documents or taken the actions provided for in Clause 7.2.2, or (b) because the Seller has failed to comply with the covenants set forth in Clauses 6 and 8 or (c) any of the Essential Warranties made as of the date hereof ceases to be accurate or cannot be repeated as at Closing Date as if made on Closing Date.

(c)	In the event that the conditions precedent set forth in Clause 5 have been all satisfied or waived by the Purchaser and the Closing is completed, the Guarantee Deposit shall be paid to the Seller as part of the Intragroup Loans’ Reimbursement and wired on Closing Date to the Seller's Bank Account.

4.3	Disagreement related to the transfer or release of the Guarantee Deposit

In the event of a disagreement regarding the transfer or the release of the Guarantee Deposit, the Escrow Agent shall only be entitled to pay or transfer the Guarantee Deposit to any of the Parties further to a written agreement by both Parties or the notification of a decision on the transfer or the release of the Guarantee Deposit taken in accordance with Clause 17.14.

5.	Conditions precedent

5.1	Conditions precedent to the Purchaser’s obligations

The obligation of the Purchaser to proceed with the Closing shall be subject to satisfaction of the following cumulative conditions, any of which may be waived by the Purchaser:

(i)	The Seller obtained from each of Bank Hapoalim B.M and BNP Paribas Fortis NV/SA (each a Bank, and collectively, the Banks) a written confirmation, in a form to be agreed in good faith with each Bank to each of the Parties satisfaction that (i) following receipt of the Bank Loans’ Reimbursement on Closing Date, the Target shall have reimbursed and shall have no other outstanding financial liabilities whatsoever towards that Bank, and (ii) the Bank grants release on Closing Date, after repayment of the aforementioned amount, of any and all Bank Security Interests and other Encumbrances vested by the Target, Seller and Seller’s Affiliates (each a “Released Party”) in favor of Bank to secure the Target’s liabilities towards the Bank, and shall, on the date of such release, execute and deliver all further agreements, documents or notifications and make any filings or deletions required to be made in order to give effect to such release, and has irrevocably instructed notary public Pablo De Doncker, with offices at Rue du Vieux Marché aux Grains 51, B-1000 Brussels to be appointed, to the extent his intervention is required, to release mortgages and other Encumbrances, and provided an irrevocable power-of-attorney to the Purchaser and the Seller (or directly to any notary public as appointed by the Parties) to give notice on behalf of the relevant Bank of the releases, retransfers, reassignments or cancellations (as the case may be) to any person to whom a notice of any security in respect of the Bank Security Interests or other Encumbrances were served and to register in the shareholders’ register of the Target the release of the pledge on the Shares;

(ii)	The required information procedures regarding the Operation, involving the Target's work council have been observed in a correct and timely matter by the Target/Seller, in accordance with article 11 of CBA No. 9 of 9 March 1972 regarding the works council, as evidenced by minutes of (a) meeting(s) of the Target's work council, provided to the Purchaser prior to Closing. In this respect, the Purchaser confirms that at short term, it does not foresee consequences for the Target's employment forecasts and employment policy, with the exception of the dismissal of the two employees which are both directors, as listed in Schedule 6, who shall be dismissed by the Target at the latest at the Closing Date.

(iii)	The Operator has provided a non-objection certificate substantially in the form attached herewith as 0, acknowledging the Target’s change of control.

(iv)	The Seller shall obtain as soon as possible the approval by the Escrow Agent of the Warranty Escrow Agreement in a form (i) substantially similar to the model provided for in Schedule 4 and (ii) compliant with Clause 0 being specified that all commercial points have been agreed and only minor modifications can be made to the model provided in Schedule 4.

(v)	The Seller shall obtain as soon as possible the approval by the board of directors of Elbit Imaging Ltd of the corporate guarantee in a form (i) substantially similar to the model provided in Schedule 13 (ii) compliant with Clause 0, being specified that all commercial points have been agreed and only minor modifications can be made to the model provided in Schedule 13.

(vi)	None of the Real Estate Property has been totally destroyed or suffered damages preventing the Target to operate any Real Estate Property for at least 30 consecutive days.

5.2	Fulfilment or waiver of conditions precedent

5.2.1	The Parties shall each, use their best efforts to cause (x) the conditions precedent referred to in Clause 5.1 (i) (ii), (iii), (iv) and (v) to be satisfied as soon as possible and in any event no later than 30 September 2015 (the “Long Stop Date”) and (y) the condition precedent referred to in Clause 5.1 (vi) to be satisfied on Closing Date.

5.2.2	As soon as the conditions precedent set forth in Clause 5.1 (i) (ii), (iii), (iv) and (v) which have not been waived in writing by the Purchaser are satisfied, the Seller shall notify the Purchaser of this fact and provide the Purchaser with a written proof thereof. The condition precedent set forth in Clause 5.1 (vi) shall be notified in writing to the Purchaser on Closing Date as stated in Clause 7.2.2 (b).

5.2.3	In the event the conditions precedent referred to in Clause 5.1 (i), (ii), (iii), (vi) and (v) have not been satisfied or waived by the Long Stop Date, or if the condition precedent under Clause 5.1 (vi) is not satisfied on Closing, each party may terminate this Agreement without any recourse, except for the return of the Guarantee Deposit in accordance with Clause 4.

6.	Pre-Closing Covenants

6.1	Contractors prior approval – change of control

According to the change of control provisions included in each agreement entered into by and between the Target and respectively Protime NV, Six Payment Services (Europe) S.A., JOC Group Inc./Breakbulk Events Media and Travel Planners Inc, De Lage Landen NV and Gas Natural Europe SAS, the Seller shall do its best efforts to make the Target obtain a non-objection certificate pertaining to the change in control in the Target under this Agreement from each of them. For avoidance of doubt it is hereby clarified that aforementioned shall not be deemed as a condition precedent to this Agreement nor shall Seller's failure to obtain one or more non-objection certificates constitute a breach or default under this Agreement. On Closing Date, it shall provide the Purchaser with such non-objection certificate(s), or if it did not succeed to obtain them, with a copy of the written notification sent to each of them to inform them of the Operation.

6.2	Access and information

Together with signing this Agreement, both Parties will enter into a non-disclosure agreement substantially in the form attached herewith as Schedule 12 (the Non-Disclosure Agreement). As from the signing of the Non-Disclosure Agreement until Closing, the Seller shall reasonably allow the Purchaser and any Person authorised by the Purchaser in accordance with the Non-Disclosure Agreement to access, during regular business hours and with reasonable advance notice, all premises owned by or occupied by, as well as the books and records of the Target and shall furnish the Purchaser or those Persons (whether or not at their request) with any information regarding the Target that the Purchaser or those Persons may need in order to be adequately informed prior to the Closing. The Purchaser or these Persons shall have the right to copy the documents reviewed. The Seller shall cause the Target to cooperate in connection with the foregoing.

6.3	No shareholder resolutions

Until Closing, the Seller warrants that no shareholder resolutions relating to the Target will be passed, whether at or outside of any general meeting of shareholders, without the prior written consent of the Purchaser, except for those required to prepare for and/or complete the Transaction as provided for herein.

6.4	Notice of developments

Until Closing, each Party shall promptly notify the other Party in writing of any fact, change, condition, circumstance, occurrence or non-occurrence of any event that will or is reasonably likely to (i) cause any representation or warranty of any Party contained in this Agreement to become untrue, inaccurate, incomplete or misleading in any material respect at or prior to the Closing Date, (ii) result in any material failure of a Party to comply with or satisfy any of its covenants or undertakings under this Agreement or (iii) result in any of the conditions set forth in Clause 5 becoming incapable of being satisfied, or (iv) render it likely that this Agreement will be terminated pursuant to Clause 16.

6.5	Binding Agreement

The Seller and Purchaser are bound by this Sale and Purchase Agreement and accordingly the Seller shall not, and shall cause the Target not to, between the date of this Agreement and either the Closing Date or the termination of this Agreement, in accordance with its terms and conditions and the applicable Law, directly or indirectly (a) discuss or pursue any possible transfer of the Shares or any material assets of the Target with any other Person or (b) disclose to any other Person the terms of this Agreement or the Operation. The Seller shall immediately notify the Purchaser if any proposal, offer or expression of interest with respect to the Target is made, specifying the material terms and conditions thereof and the identity of the Person making the proposal, offer or expression of interest.

6.6	Assistance in the financing of the Operation

The Closing is not subject to financing conditions. Without derogating from the aforementioned, the refinancing of the Operation by third party debt will be initiated by the Purchaser, provided however that in no event such refinancing will delay the Closing Date and Seller will provide reasonable assistance in such process, at the Purchaser’s sole expense.

7.	Closing

7.1	Date and place

Closing shall only take place if all conditions precedents set forth in Clause 5.1 have been satisfied or waived by the Purchaser in accordance with the provisions of Clause 5.2.

Closing shall take place at the offices of Lydian, Tour & Taxis, Avenue du Port 86c box 113, 1000 Brussels, at a date mutually agreed by the Parties which shall fall within a five (5) Business Days period following the later of (i) the date on which the last condition precedent set forth in Clause 5.1 has been satisfied or waived by the Purchaser in accordance with the provisions of Clause 5.2 (the Closing Date) or (ii) the date which falls four (4) weeks after the date of this Agreement.

Notwithstanding the above, the Parties agree that once the Closing Date has been agreed upon between the Parties, any Party shall be entitled to postpone unilaterally, but only a single time such Closing Date provided it send an email notice to that effect to the other Party at the latest 24 hours before the Closing Date. The postponed Closing Date shall be mutually agreed by the Parties and set at a date that shall not exceed five (5) Business Days after Closing Date.

7.2	Closing Obligations

On the Closing Date, the Parties shall take or cause to be taken, (or if any of them has been taken before the Closing Date, shall deem to have taken) the actions set forth below (the Closing Obligations):

7.2.1	Closing Obligations of the Purchaser

(a)	the Purchaser shall deliver to the Seller evidence that the Provisional Purchase Price has been fully paid in accordance with Clause 3.2;

(b)	the Purchaser shall deliver to the Seller evidence that an amount equal to Intragroup Loans’ Reimbursement less an amount equal to the Warranty Escrow Amount and the Guarantee Deposit, has been fully paid in accordance with Clause 2.3.2;

(c)	the Purchaser shall deposit on behalf of the Seller the Warranty Escrow Amount in the Warranty Escrow Account in accordance with the Warranty Escrow Agreement and Clause 2.3.2 and 0 and shall deliver to the Seller, the Seller Escrow Agent’s written confirmation that the Warranty Escrow Amount was so deposited;

(d)	the Purchaser shall deliver to the Seller the proof of the transfer of the Guarantee Deposit by the Escrow Agent to the Seller in accordance with Clause 2.3.2 and 0;

(e)	the Purchaser or its duly authorized representative shall register the release of the pledge on the Shares, shall duly sign the registration of the transfer of the Shares in the respective shareholders’ registers of the Target and shall deliver to the Seller a receipt for the shareholders’ registers of the Target;

(f)	the Purchaser shall deliver to the Seller any power of attorney under which any document relating to this Agreement and the transactions contemplated therein is executed on behalf of the Purchaser;

(g)	the Purchaser shall deliver to the Seller evidence of the Bank Loans’ Reimbursement in accordance with Clause 2.3;

(h)	the Purchaser shall adopt written resolutions in lieu of the special shareholders’ meeting of the Target, in which (i) the revocation of the persons identified in Schedule 6 is acknowledged and such persons are released from liability in accordance with Clause 14 and (ii) new directors shall be appointed, and provide evidence thereof to the Seller;

(i)	the Purchaser shall cause the Target’s board of directors to hold a board meeting on which (i) the revocation of the persons identified in Schedule 6 is acknowledged and such persons are released from liability in accordance with Clause 14, and (ii) all bank powers and other proxies are revoked with effect as of Closing Date, , and provide evidence thereof to the Seller.

7.2.2	Closing Obligations of the Seller

(a)	as soon as it has received all deliverables listed in Clause 7.2.1 above, the Seller or its duly authorized representatives shall record the transfer of the Shares in the shareholders’ register of the Target and shall duly sign the register to that effect;

(b)	the Seller shall provide the Purchaser with evidence of satisfaction or waiver by the Purchaser of the conditions precedent referred to in Clause 5.1 (vii); the Seller shall provide the Purchaser with a receipt for payment of the Provisional Purchaser Price in accordance with Clause 3.2 and of the Intragroup Loans Reimbursement in accordance with Clause 2.3.2;

(c)	the Seller shall provide the Purchaser with a written confirmation that following receipt of the Intragroup Loans’ Reimbursement on Closing Date, the Target shall not have any outstanding liabilities and/or receivables towards any of the Seller or its Affiliates;

(d)	the Seller shall deliver to the Purchaser any power of attorney under which any document relating to this Agreement and the transactions contemplated therein is executed on behalf of the Seller;

(e)	the Seller shall deliver to the Purchaser an executed settlement agreement pertaining to the dismissal as employee by the Company of the persons listed in Schedule 6, in a form previously validated by the Purchaser. The Seller guarantees that all severance payments, and more generally all amounts due to these persons is fully included by the necessary provisions as mentioned in the Closing Accounts;

(f)	the Seller shall provide the Purchaser with the Target’s shareholders’ register;

(g)	the Seller shall ensure that the board of directors of the Target complies with all formalities provided in Article 27 of the articles of association of the Target in order to have the shareholders take the written resolutions defined in Article 7.2.1(h) on Closing.

7.2.3	Closing Obligations of the Seller and the Purchaser

(a)	the Purchaser, the Seller and the Warranty Escrow Agent shall enter into the Warranty Escrow Agreement, as attached in Schedule 4.

7.3	Effects

The effectiveness of each Closing Obligation to be taken by the Seller is conditional upon the occurrence (or waiver by the Seller, as set out below) of all actions to be taken by the Purchaser and the effectiveness of each Closing Obligation to be taken by the Purchaser is conditional upon the occurrence (or waiver by the Purchaser, as set out below) of all actions to be taken by the Seller. If any of the above Closing Obligations does not take place on the Closing Date (and such Closing Obligation is not waived in writing by the other Party), then all other actions that have effectively been taken shall be deemed cancelled, without prejudice to the non-defaulting Party’s right to take any legal action.

8.	Conduct of business

8.1	Until Closing, the Seller shall cause the Target to continue to operate its business in the Ordinary Course of Business and to preserve good customer and supplier relationships and good relationships with the Employees and the trade unions and to furthermore continue to maintain the Moveable Property in good working order and in a good state of maintenance and repair.

8.2	Until Closing, the Seller shall cause the Target to refrain from any of the following without the Purchaser’s prior written consent:

(i)	the creation, incurrence or assumption of any financial debt, liability or obligation other than in the Ordinary Course of Business;

(ii)	the making of any capital expenditures other than (i) in the Ordinary Course of Business, and/or (ii) the capital expenditures validated in the FF&E;

(iii)	the assumption, provision of a guarantee or other incurrence of liability for the obligations of any other Person;

(iv)	the granting of any loans or advances to any other Person;

(v)	the waiver, cancellation, set-off, assignment or any other manner of release of any of its right or claims;

(vi)	the disposal of any of its assets other than in the Ordinary Course of Business;

(vii)	the granting of any Encumbrance on any of its assets other than in the Ordinary Course of Business;

(viii)	the entering into, amendment or termination of any contract with its self-employed consultants or Employees other than in the Ordinary Course of Business or to the extent required by Law;

(ix)	the entering into, amendment or termination of any contract with its executives, directors and/or managers;

(x)	the hiring of any new Person other than in the Ordinary Course of Business;

(xi)	the entering into, amendment or termination of any lease agreement;

(xii)	the entering into, amendment or termination of any other contract other than in the Ordinary Course of Business;

(xiii)	the making of any change to its accounting policies or practices, including its valuation rules, except to the extent required by Law and/or Belgian GAAP or IFRS as the case may be;

(xiv)	the amending of its articles of association;

(xv)	the issuance of any shares representing its share capital or any securities giving the right to acquire or subscribe to, or which can be converted into, any share in its share capital or the issuance of any other type of securities;

(xvi)	the declaration or payment of any dividend or other distribution with respect to the Shares or any other securities; or

(xvii)	the assuming of any undertaking obliging it to do any of the foregoing.

9.	POST CLOSING COVENANTS

9.1	Preparation and filing of Tax formalities

The Seller shall duly and timely prepare all Tax related formalities (fee forms, withholding tax formalities, corporate income tax return, VAT returns, client listing, EC Sales listing, professional withholding tax formalities, Dimona and any communal/local and regional tax reporting formalities to be complied with) to be accomplished by the Target with respect to calendar and/or financial year 2014 in accordance with applicable Law and send them to the Purchaser in order to enable him to duly and timely file them with the relevant Governmental Authority.

10.	Representations and Warranties by the Purchaser

10.1	The Purchaser represents and warrants to the Seller that each of the representations and warranties set out in Schedule 8 is true, accurate and complete in all material respects as of the date of this Agreement and will be true, accurate and complete in all material respects on the Closing Date.

10.2	The Purchaser agrees and undertakes to fully indemnify and hold the Seller harmless (vrijwaren):

(a)	if it is established that one or more factual statements in the representations and warranties set out in Schedule 8 were not true, accurate and complete in all material respects for any Loss incurred, in each case directly, by the Seller which would not have been incurred in the absence of such breach; and

(b)	with respect to Loss incurred directly by the Seller resulting or arising from any breach by the Purchaser of any obligation or undertaking under this Agreement.

11.	Representations and Warranties by the Seller

11.1	The Seller represents and warrants to the Purchaser that except as otherwise qualified under Clause 12.3.1 below -(i) it has disclosed in good faith all material relevant information relating to the Target, its assets (including the Real Estate Assets) and its liabilities in the virtual Data Room and (ii) each of the representations and warranties set out in Schedule 9.A and .B (the Warranties) is true, accurate, and complete in all material respects on the date of this Agreement and will be true, accurate and complete in all material respects on the Closing Date, as if they were made on such Closing Date (save those Warranties which address matters only as of a particular date, which shall be true, accurate and complete in all material respects as of that date).

11.2	Each of the Warranties of the Seller shall be construed as a separate representation and/or warranty and shall not be limited by the terms of any other Warranties of the Seller. Qualifications given in the Schedules to any of the Warranties of the Seller shall not be deemed to qualify any other warranties unless explicitly repeated with respect to such other warranty, either expressly or by reference.

For the avoidance of doubt, the Warranties are made only in respect of facts, matters or circumstances which occurred or arose on or before the Closing Date.

11.3	The Purchaser acknowledges and agrees that:

(a)	the Warranties are the only representations, warranties or other assurances of any kind given by the Seller and it has not entered into this Agreement in reliance on any representations or warranties, whether express or implied, other than the Warranties; and

(b)	the Seller does not make any representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its Affiliates, directors, officers, operators, employees, agents or professional advisors (be it in the Data Room Documents or otherwise).

12.	Indemnification

12.1	Indemnification principles

12.1.1	General principle. Subject to the limitations set out in this Agreement, and in particular in Clause 12.2.8(b) below, the Seller agrees and undertakes to indemnify and hold the Purchaser (or, if the Purchaser so prefers, the Target) harmless (vrijwaren):

(a)	if one or more Warranties were untrue, inaccurate, or incomplete in all material respects, for any Loss incurred by the Purchaser and/or the Target which would not have been incurred in the absence of such breach of the Warranties; and/or

(b)	with respect to Loss incurred by the Purchaser and/or the Target resulting or arising from a breach of any representation obligation or undertaking of the Seller under this Agreement.

Items (a) and (b) above are referred to as a Breach of the Warranties in this Agreement.

12.1.2	In calculating the liability of the Seller in respect of any Claim in respect of a Breach of the Warranties relating to a Warranty provided in relation to the Target, the Loss incurred by the Target shall be deemed to be incurred by the Purchaser in the same amount.

12.1.3	Exclusive remedy and exception thereto. To the extent the Closing has occurred and except as regards Breaches of the Warranties set out in Schedule 9A. (the Essential Warranties), as detailed below, the remedy as set out under this Clause 12.1 is the sole remedy of the Purchaser with respect to any Loss. In the event of breach of an Essential Warranty the Purchaser may however at its exclusive choice rescind this Agreement and the Purchase Price (actually paid by Purchaser) together with an amount equal to the Loans' Reimbursement (actually reimbursed by Purchaser), as well as all costs incurred in relation thereto, shall be reimbursed to the Purchaser (such amount shall hereinafter be referred to as the Max Essential Warranties Amount), irrespective of its right to seek damages for the Loss incurred; provide however that the maximum sum of the cost incurred in relation thereto plus the maximum amount of damages shall not exceed 5% of the sum of the Max Essential Warranties Amount. The Purchaser expressly and irrevocably waives to the fullest extent permitted by Law, and procures that its Affiliates, (managing) directors, manager, service providers, advisers and agents shall do the same, all other rights and remedies it might have against the Seller, in whatever capacity (be it as director, managing director, shareholder, service provider or otherwise), under any Law or other contract, in respect of any Loss, including the right to seek the cancellation or termination of this Agreement in court pursuant to article 1184 of the Civil Code.

12.1.4	Nature of any payment to the Purchaser. Except as required by the applicable law any indemnification payment made pursuant to this Agreement (Indemnification Payment) shall be treated as an adjustment to the Purchase Price, provided however that if the total amount of all Indemnification Payments in aggregate is higher than the Purchase Price the difference between such total amount of Indemnification Payments and Purchase price shall be treated as an adjustment to the Intragroup Loans' Reimbursement.

12.2	Claims

12.2.1	Notification of the Claim. If there is any fact, matter or circumstance which can lead to indemnification of the Purchaser pursuant to Clause 12 (a Claim), the Purchaser shall give notice in writing (the Claim Notice) to the Seller within a period of forty-five (45) Business Days (or any shorter period of time if requested by applicable Law, action or claim) following the moment as from which the Purchaser, obtained knowledge of such fact, matter or circumstance for which the Seller may be liable under Clause 12. The Claim Notice must contain sufficient information (but only to the extent of the information available to the Purchaser and Target at that time) in relation to the fact, matter or circumstance which gives rise to the Claim, together with a first estimate of the amount claimed in respect thereof if such amount is known and, when available, copies of the documents establishing the basis of the Claim. If the Claim Notice does not contain the estimate of the amount of Loss for which the Purchaser requests payment by the Seller, the Purchaser shall be entitled to deliver additional claim notices (each an Additional Claim Notice) requesting payment by the Seller once any amount of Loss suffered by the Purchaser or the Target is known (whether in whole or in part). Such Additional Claim Notice is subject to the same time limitations as set out in the beginning of this Clause 12.2.1.

Any failure of the Purchaser (i) to notify the Seller within the time-limit stipulated in Clause 12.2.1 or (ii) to comply in all material respects with the provisions of Clause 12.2.1, shall not deprive the Purchaser of its right to claim the corresponding Losses under Clause 12 but in such case, the Purchaser right to indemnification may be reduced up to the amount of the Losses suffered by the Seller directly as a result of the failure of the Purchaser either (i) to notify the Seller within the time-limit stipulated in Clause 12.2.1 or (ii) to comply in all material respects with the provisions of Clause 12.2.1. However, for Third Party Claims any failure of the Purchaser (i) to notify the Seller within the time-limit stipulated in Clause 12.2.1 or (ii) to comply in all material respects with the provisions of Clause 12.2.1 shall deprive the Purchaser of its right to claim the corresponding Losses under Clause 12.

12.2.2	Once the Claim Notice has been notified to the Seller, the obligations of the Seller under this Agreement with respect to such Claim shall be maintained until final resolution of the corresponding Claim notwithstanding the end of the time limitations provided in Clause 12.3.5.

12.2.3	Notification of objections by the Seller. If the Seller objects to the Claim notified by the Purchaser pursuant to Clause 12.2.1, the Seller shall give notice objecting to the Claim within forty-five (45) Business Days (or any shorter period of time if requested by applicable Law, action or claim) following notification of such a Claim. Such notice shall contain sufficient information (but only to the extent of the information available to the Seller at that time) in relation to the fact, matter or circumstance which gives rise to the Seller’s objections, and copies of the documents establishing the basis of its objections (if and to the extent exist and in possession of Seller).

12.2.4	If the Seller does not notify an objection to the Purchaser in accordance with the present Clause, the Claim shall be deemed accepted by the Seller.

12.2.5	Disagreement on the Claim. If the Seller and the Purchaser are unable to reach an agreement on the amount to be indemnified by the Seller in accordance with this Clause 12 within 20 (twenty) Business Days following notification of the Seller’s objections, the matter shall be decided in accordance with Clause 17.14 (Dispute resolution).

12.2.6	Payment. (i) If the Seller has accepted the amount claimed by the Purchaser or (ii) if the Seller and the Purchaser have agreed on another amount, or (iii) subject to any right of appeal, if an order from a Governmental Authority or a judgment, award, order or other ruling (which is enforceable as a matter of law such as a "decision de première instance exécutoire par provision") is issued by a court or arbitral tribunal having jurisdiction over the Parties, the Seller shall pay such amount (subject to the limitations set out in this Clause) within 10 (ten) Business Days of such acceptance, agreement or enforceable judgment award or ruling.

If any payment is not made by the due date mentioned above (namely the date of agreement between the Parties or an order from a Governmental Authority or a judgment, award, order or other ruling which is not subject to any appeal), the sum due will immediately and without prior notice bear interest, at an annual rate equal to seven percent (7%). This provision shall not be construed as entitling the Seller to make late payment.

12.2.7	Third Party Claim. If the facts, matters or circumstances that may give rise to a Claim occur or arise as a result of or in connection with a claim by or a liability to a Third Party (a Third Party Claim), the Purchaser shall (or, as appropriate, shall procure that the Target shall):

(a)	inform the Seller within forty-five (45) days (or any shorter period of time if requested by applicable Law, action or claim) after it has obtained knowledge of such Third Party Claim, being specified that the Seller shall do its best efforts to inform the Seller within fifteen (15) days after it has obtained knowledge of such Third Party Claim;

(b)	not make any admissions of liability in respect of or compromise or settle the Third Party Claim without the prior written consent of the Seller, save as otherwise agreed in this Clause 12.2.7;

(c)	if the Seller agrees to indemnify and that the Third Party Claim remains potentially covered by the Available Indemnification Amount at that date, the Purchaser within forty-five (45) days (or any shorter period of time if requested by applicable Law, action or claim) of the notice from the Purchaser, at the written request of Seller, the Purchaser shall cause the Target to give the required powers of attorney to the Seller to enable it to control the defence of the Third Party Claim, at its own cost, and the Purchaser shall cooperate and act, and shall cause the Target to cooperate and act, in compliance with the Seller’s instructions in connection with the defence of the Third Party Claim; in such case, the Seller will, at the request of the Purchaser, provide the Purchaser with an update of the relevant Third Party Claim;

(d)	if the Seller does not agree to indemnify the Purchaser within forty-five (45) days (or any shorter period of time if requested by applicable Law, action or claim) of the notice from the Purchaser, or if the Third Party Claim exceeds by more than 20% the Available Indemnification Amount at that date the Purchaser shall have control of the defence of the Third Party Claim provided that it will allow the Seller and its advisers to have reasonable access to relevant documents and information in connection with the relevant Claim and will at the request of the Seller provide the Seller with an update of the relevant Third Party Claim; being specified that the control of the defense by the Purchaser shall not prevent the Purchaser from pursuing a Third Party Claim for indemnification against the Seller in accordance with the terms of this Agreement.

(e)	During the abovementioned applicable period between the Purchaser notification of the Third Party Claim and the Seller's answer, the Purchaser may take any action with respect to such claim which is necessary to protect against further damage or default.

(f)	In any case whatsoever the (i) Parties agree to cooperate with each other and act reasonably in the interest of the Target in the defense of Third Party Claims, (ii) the Party who controls the defense of the Third Party Claim agrees to reasonably consider the advice of the other Party as to the defense and settlement of such claim, and (iii) the Party who do not control the defense shall have the right to participate, at its own expense, in such defense subject to local law governing such dispute.

(g)	In the event that an offer of settlement of a Third Party Claim is made by or to any Party (a "Settlement Offer"), the Party that receives or proposes such Settlement Offer shall notify the other Party promptly and reasonably in advance of responding thereto, or reasonably in advance of making such Settlement Offer, and shall provide with such notice all related supporting documentation reasonably required to enable the other Party to assess the relative merits of the Settlement Offer.

(h)	At the reasonable request of either the Seller or the Purchaser the Parties will consult in good faith with respect to any such Settlement Offer. Each party shall then determine in its own business judgment whether or not to consent to the Settlement Offer.

(i)	In the event that a Settlement Offer is received which the Purchaser, but not the Seller, is willing to accept, and if the Settlement amount remains potentially covered by the Available Indemnification Amount at that date the Seller may elect to continue the defence of such Third Party Claim at its own expense, in which case the settlement will not be agreed upon and any sums which are to be eventually supported by the Target or the Purchaser under such Third Party Claim shall be the lesser of: (i) the Loss determined as if the Third Party Claim had been settled in accordance with the proposed Settlement Offer that the Purchaser was willing to accept; and (ii) the Loss actually suffered by the Purchaser or the Target, taking into account the final determination of the Third Party Claim.

(j)	In the event that a Settlement Offer is received which the Seller, but not the Purchaser, is willing to accept, and subsequently the Purchaser or Target elects to continue the defense of such Third Party Claim, the Seller shall not be liable for any Loss in excess of the proposed Settlement Offer.

12.2.8	Information and assistance to the Seller. In connection with any Claim or Third Party Claim, the Purchaser shall (or, as appropriate, shall procure that the Target shall):

(a)	allow the Seller and its advisors to reasonably investigate the facts, matters, or circumstances alleged to give rise to such Claim or Third Party Claim and whether and to what extent any amount is payable in respect of such Claim or Third Party Claim; and

(b)	give all such reasonable information and assistance in connection with the relevant Claim to the Seller and its advisers, including (a) reasonable access to its premises, (b) meetings with relevant personnel, and (c) the right to examine and copy the necessary contracts, books, records and other documents and data (including legal documents, litigation documents, financial accounts and commercial data) related to the relevant Claim as the Seller and its advisers may reasonably request.

12.3	Limitations on the Seller’s liability

12.3.1	Disclosures. All Warranties, except Essential Warranties and Tax Warranties, are made subject only to the matters, statements of facts or factual information provided in the Data Room Documents, and in this Agreement and/or the Schedules which are deemed Fairly Disclosed to the Purchaser, which shall qualify the Warranties and can therefore not give rise to any liability on behalf of the Seller.

Essential Warranties and Tax Warranties are not qualified in any manner whatsoever by any information whether disclosed in the Data Room or elsewhere except for the Essential Warranty stated in article 2.1.4 and article 5.5 of Schedule 9A.

12.3.2	De Minimis – individually. The Seller shall not be liable in respect of any individual Claim where the Loss incurred by the Purchaser agreed by the Parties or determined in accordance with Clause 17.14 in respect of any such Claim does not exceed EUR 10,000 (ten thousand euro). A series of breaches with the same cause shall be considered a single breach for the purpose of this Clause. For the avoidance of doubt, the before mentioned de minimis amount shall not apply to Losses resulting from the breach of an Essential Warranty.

12.3.3	De Minimis – aggregate. The Seller shall not be liable in respect of any Claim unless the aggregate amounts of the Loss incurred by the Purchaser agreed by the Parties or determined in accordance with Clause 17.14 in respect of all Claims for which the Seller would otherwise be liable under this Clause 12.3.2, but excluding, for the avoidance of doubt, these Claims in respect to which the amount of Loss is below the amount referred to in Clause 12.3.2, exceeds EUR 100,000 (one hundred thousand euro), whereupon the Seller shall pay in full such Loss. For the avoidance of doubt, the before mentioned de minimis aggregate amount shall not apply to Losses resulting from the breach of an Essential Warranty.

12.3.4	Maximum liability. The aggregate liability of the Seller in respect of all Claims under Clause 12 shall not exceed EUR 1,000,000 (one million euro), provided whoever that the maximum liability amount applying to any and all Losses that would result from a breach of an Essential Warranty shall equal 105% of the Max Essential Warranty Amount.

12.3.5	Time limitations.

The right of the Purchaser to issue a Claim with respect all Warranties and all other matters (except for any Claim based on a breach of any Essential Warranty, Social Warranty or Tax Warranty) shall expire18 months after the Closing Date. The right of the Purchaser to issue a Claim based on a breach of any Essential Warranty, Tax Warranty or Social Warranty shall expire upon the elapse of the relevant applicable limitation period.

12.3.6	Other limitations

(a)	Single Recovery. The Purchaser shall not be entitled to indemnification more than once in respect of any one fact, matter or circumstance giving rise to a Claim.

(b)	Contingent liabilities. Except for the purpose of interrupting the time limitation provided under Clause 12.3.5 above, the Purchaser shall not be entitled to make a Claim based on any liability which is contingent (eventuele schuld) unless and until such liability becomes an actual liability and is due and payable (vaststaande en opeisbare schuld).

(c)	Provisions. The Seller shall not be liable under this Clause 12 in respect of any Claim if and to the extent that provisions, reserves or allowances for the fact, matter or circumstance or liability which would give rise to such Claim have been made in the Closing Accounts, insofar considered when determining the Final Value, provided that the amount of said provisions, reserves or allowances shall be taken into consideration net of any Tax (for the avoidance of doubt it is hereby clarified that reference to Tax hereunder shall mean any actual Tax payment as opposed to any reduction by way of set-off of any available Tax losses, etc.) resulting from the write-down of such provision, reserve or allowance and only to the extent such specific reserve, allowance and provision has been booked to specifically cover the risk in relation to which a Loss has been suffered.

(d)	Regulatory changes. The Seller shall not be liable in respect of any Claim to the extent that the fact, matter or circumstance giving rise to the relevant Claim would not have arisen but for the passing of, or a change in, a Law or interpretation or application of such Law that took place after the Closing Date or the withdrawal of any extra-statutory concessions previously made by any (Tax or other) Governmental Authority, whether or not the change or withdrawal purports to be effective retrospectively in whole or in part.

(e)	Accounting changes. The Seller shall not be liable in respect of any Claim to the extent that the fact, matter or circumstance giving rise to the relevant Claim would not have arisen but for the change made after the Closing Date to the valuation rules or policies or practices in respect of accounting matters.

(f)	GAAR. The Seller shall not be liable in respect of any Claim in relation to the present Agreement lodged against the Target and/or the Purchaser and based on Article 18, § 2 of the Registration Duties Code and/or Article 344, § 1 of the Income Tax Code

(g)	Matters arising after the Closing Date. The Seller shall not be liable in respect of any Loss if and to the extent the fact, matter or circumstance giving rise to the Loss arises directly from anything done or omitted to be done by a Target or the Purchaser or any of its Affiliates, directors, officers, employees, agents or advisers after the Closing Date, including any change made in the valuation principles, policies or practices in respect of accounting or Tax matters applied by any of them, unless such change was required to comply with applicable Laws.

(h)	Reduction in Losses. In calculating the liability of the Seller under this Clause 12 in respect of any Claim hereunder, credit shall be given to the Seller to the extent that:

(i)	the amount of any provision made in the Closing Accounts, insofar considered when determining the Final Value, is found to be in excess of, or unnecessary in respect of, the matter for which such provision was made;

(ii)	any sum which is actually received from a third party (such as insurance reimbursement, tax refunds, etc.) in respect of the relevant Claim, insofar not considered when determining the Final Value.

(i)	Subsequent recovery. If:

(i)	the Seller makes a payment in respect of a Claim (the Claim Payment);

(ii)	at any time before the end of the period mentioned in Clause 12.3.5 and after the making of such payment the Target or the Purchaser actually receives any sum other than from the Seller which would not have been received but for the matter or circumstance giving rise to that Claim (the Third Party Sum);

(iii)	the receipt of the Third Party Sum was not taken into account in calculating the Claim Payment; and

(iv)	the aggregate of the Third Party Sum, and the Claim Payment exceeds the amount required to compensate the Purchaser for the Loss in relation to which the Claim was made (such excess being the Excess Recovery), the Purchaser shall, promptly following receipt of the Third Party Sum by it or the Target, repay to the Seller an amount equal to the lower of (i) the Excess Recovery and (ii) the Claim Payment.

(j)	Purchaser’s consent. If a matter giving rise to the Claim has arisen wholly from an action which was taken or not taken at the request or direction of, or with the consent of, the Purchaser or any of its Affiliates, directors, officers, employees, agents or advisers provided however that Purchaser’s direction must be in writing, the Seller shall not be liable in respect of the corresponding Loss.

(k)	Subsequent sale. In case of transfer of the Target, the Seller shall only be liable to the Purchaser in respect of any Claim. This paragraph (Subsequent Sale) is not applicable in case of transfer according to Clause 17.2(c), in such case, the Seller will be liable towards the new owner of the Target.

(l)	Right to remedy. If the fact, matter or circumstance giving rise to a Claim is capable of remedy, the Purchaser shall and procures that the Target shall, give the Seller a period of 30 (thirty) Business Days to remedy the relevant fact, matter or circumstance and shall, without prejudice to the Purchaser’s duty to mitigate its loss, provide all reasonable assistance to the Seller to remedy the relevant fact, matter or circumstance.

(m)	Mitigation. Without prejudice to article 1134, 3rd paragraph of the Civil Code, the Purchaser shall, and shall procure that the Target shall, take all reasonable steps to reduce, or avoid any increase of, any sum that the Seller might be liable to pay under this Agreement.

12.3.7	No limitations in the event of fraud. None of the limitations set out in this article 12.3 shall apply if and to the extent any Claim arises as a result of any fraud or wilful misrepresentation or misconduct (dol / bedrog) by the Seller at any time.

12.3.8	No limitations in the event of a breach of article 6.3 of Schedule 9B-Warranties. None of the limitations set out in this article 12.3 shall apply if and to the extent any Claim arises as a result of a breach of article 6.3 of Schedule 9B-Warranties.

13.	Escrow amount related to the warranties

To guarantee the indemnification of the Purchaser in case of breach of the Warranties, the Seller shall secure an amount of EUR 1,000,000 (one million euro) (the “Warranty Escrow Amount”) on the Warranty Escrow Account, in accordance with the Warranty Escrow Agreement to be executed on Closing Date.

The Purchaser shall pay, as part of the Intragroup Loans Reimbursement, the Warranty Escrow Amount for and on behalf of the Seller on the Warranty Escrow Account.

It is hereby specified that, after a 18-month period following Closing Date, the Available Indemnification Amount shall be released in the event a corporate guarantee strictly in compliance with the draft of letter provided in Schedule 13 (i) is executed by a duly authorized legal representative of Elbit Imaging Ltd for an additional 18-month period and (ii) the original copy is provided to the Purchaser at least 5 Business Day before the requested release date, provided however that the release date will not occur prior to the elapse of 18 months following the Closing Date.

14.	Release of director’s liability

14.1	The Purchaser agrees and irrevocably undertakes to attend and to vote, and procures that its Affiliated persons (to the extent they are entitled to vote) shall attend and vote, at the special general meeting of the Target to be held on the Closing Date in accordance with Clause 7.2.1 (g) further to which the directors, as referred to in Schedule 6, are released from any liability arising from the performance of their duties, until the Closing Date.

14.2	The Purchaser agrees and procures that the board of directors of the Target to be held on the Closing Date in accordance with Clause 7.2.1 (h) shall with a unanimous resolution release the directors and managing directors, referred to in Schedule 6, from any liability arising from the performance of their duties, until the Closing Date.

14.3	On Closing Date, the Purchaser will provide the Seller with a copy of the relevant minutes evidencing such release granted as stated in Clause 7.2.1.

14.4	The Purchaser shall not and shall procure that none of the Purchaser’s Affiliates or Target shall initiate legal proceedings against any director, managing director or daily manager of a Target, identified in Schedule 6. The Purchaser procures that in the event of any subsequent transfer of shares in any of the Target, the transferee will comply with these obligations.

15.	Confidentiality

15.1	This Agreement, its contents and the transaction referred to herein are confidential, and cannot be disclosed to any Third Party, except:

(a)	to the extent that disclosure by each of the Parties and/or their respective Affiliates is required by any applicable law, or any competent securities exchange or other Governmental Authority;

(b)	to the Parties’ Affiliates, auditors, lawyers and other professional advisers of the Parties, subject to a duty of confidentiality, notwithstanding the fact that these Affiliates, auditors, lawyers and other professional advisers will also have a duty of confidentiality under the Non-Disclosure Agreement;

(c)	for the press release attached as Schedule 14 and to be released on or shortly after the date hereto;

(d)	for communication to the Purchaser’s Affiliates’ investors (and potential investors) and partners as well as to money-lenders and their auditors, lawyers and other professional advisers;

(e)	as necessary to support a claim or defence in litigation between the Parties hereto; or

(f)	as otherwise agreed in writing between the Parties.

16.	Termination prior to closing

16.1	Termination

16.1.1	Prior to Closing, this Agreement may be terminated by the Purchaser and the Operation may be abandoned :

(i)	in the event of Breach of an Essential Warranty;

(ii)	if it becomes certain that any of the conditions precedent set out in Clause 5.1 (i), (ii), (iii) or (vi) of this Agreement will not be satisfied or waived on the Long Stop Date, or the condition precedent set out in Clause 5.1 (vi) will not be satisfied or waived on the Closing Date, except where such non-satisfaction is the result of an act or omission by the terminating Party.

(iii)	if the Seller or the Target applies for an order, or an order is issued, declaring it bankrupt (failliet/ faillite) or granting it access to the judicial reorganisation procedure (gerechtelijke reorganisatie/réorganisation judiciaire) or any equivalent or similar measure under the laws of any applicable jurisdiction; if the Seller or the Target is dissolved (ontbinding/dissolution); if the court has appointed an administrator (voorlopig bewindvoerder/administrateur provisoire) or other similar official for the Seller or the Target or for a substantial part of its assets.

(iv)	if the Target becomes undeniably insolvent or involved in negotiations with one or more of its creditors or takes any other step with a view to readjusting or rescheduling all or part of its debts;

(v)	if a creditor of the Target levies execution against, forecloses on, or takes possession of, all or a substantial part of the Target’s assets.

16.1.2	Prior to Closing, this Agreement may be terminated by the Seller and the Operation may be abandoned :

(vi)	in the event of Breach of a Purchaser a representation or warranty of Purchaser set out in Schedule 8;

(vii)	if the Purchaser applies for an order, or an order is issued, declaring it bankrupt (failliet/ faillite) or granting it access to the judicial reorganisation procedure (gerechtelijke reorganisatie/réorganisation judiciaire) or any equivalent or similar measure under the laws of any applicable jurisdiction; if the Purchaser is dissolved (ontbinding/dissolution); if the court has appointed an administrator (voorlopig bewindvoerder/administrateur provisoire) or other similar official for the Purchaser or for a substantial part of its assets.

(viii)	if the Purchaser becomes undeniably insolvent or involved in negotiations with one or more of its creditors or takes any other step with a view to readjusting or rescheduling all or part of its debts;

(ix)	if a creditor of the Purchaser levies execution against, forecloses on, or takes possession of, all or a substantial part of the Target’s assets.

16.2	Effect of termination

In the event this Agreement is terminated pursuant to this Clause, it shall have no further effect (with the exception of Clause 15 (Confidentiality – Announcements), this Clause, Clauses 17.13 (Governing Law), 17.14 (Disputes) which shall survive termination). Termination of this Agreement shall not prejudice the right of the terminating Party to claim damages for any Loss suffered or incurred in connection with the other Party’s failure to fulfil any of its obligations under this Agreement which resulted in the termination, except for a termination in accordance with Clause 5.2, 16.1.1(ii) in which event the sole remedy of Purchaser shall be return of Guarantee Deposit.

17.	General provisions

17.1	Communication – notices

17.1.1	Any communication to be made under or in connection with this Agreement, notably as regards a Claim, shall be made in writing, in English (unless the document is a constitutional, statutory or other official document) and by fax, electronic mail or registered letter. Any communication or document made or delivered by one Party to another under or in connection with this Agreement will only be effective:

(a)	if by way of fax or electronic mail, and only when received in legible form, the first Business Day after the date of receipt of the fax or the electronic mail;

(b)	if by way of registered letter and both the sender and the recipient reside in Belgium, the first Business Day following the mailing date;

(c)	if by way of registered letter and either the sender or the addressee does not reside in Belgium, three (3) Business Days following the mailing date.

17.1.2	The addresses, fax numbers, electronic mail address (and the departments or officers, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	In respect of Astrid Hotel Holdings BV:

Rietlandpark 125

1016 DT Amsterdam

The Netherlands

Fax No.: +31 (0)20 670 62 11

E-mail : doron@amsterdam-office.nl; alon@amsterdam-office.nl

Attention : Euryton Trust Management B.V., for the attention of Doron Shamir and
Alon Elmaliyah

with copies (which shall not constitute notice) to

Elbit Imaging Ltd., for the attention of:

Chairman of the Board

Address: Mota Gur 7 Petah Tikva , Israel

telefax:+972-3-6086051,

email: ronh@elbitimaging.com

and the Chief Executive Officer

address:, Mota Gur 7 Petah Tikva , Israel

telefax +972-3-6086051 ,

email: doron@elbitimaging.com

(b)	In respect of Astrid JV S.à.r.l.:

Address: 61, rue de Rollingergrund L-2440 Luxembourg

Attention: Ms Mélanie Leist

Fax No.: +352 246 943 70

E-mails: guillaume.cassou@kkr.com;   fdebrem@algonquin-hotels.com   and   melanie.leist@avega.lu

or any substitute address, fax number, electronic mail address or department or officer as the relevant Party may notify to the other Party.

17.2	Assignment – Substitution

Without the prior written consent of the other Parties, no Party may assign or transfer any of its rights or obligations under this Agreement, nor any benefit arising under or out of this Agreement, provided however that :

(a)	prior to Closing Date, the Purchaser may transfer or assign in any manner whatsoever the benefit of this Agreement and of the obligations of the Seller (and in particular the benefit of the Warranties), to a member of its Group or any entity controlled by fund managed by one of its Purchaser’s Affiliate, to acquire the Target and become the Purchaser to perform all of the obligations of the Purchaser pursuant to this Agreement, in which case such person shall benefit from the rights, and be bound by the obligations, of the Purchaser pursuant to this Agreement, and the entity identified on the face of this Agreement as the Purchaser shall immediately cease to benefit from its rights and to be bound by its obligations pursuant to this Agreement as of the notification by writing of such transfer or assignment to the Seller and signing of such assignee on a joinder agreement, and

(b)	Purchaser may transfer or assign in any manner whatsoever the benefit of this Agreement and of the obligations of the Seller (and in particular the benefit of the Warranties as a security interest), to any third party providing financing to the Purchaser or to the Purchaser’s Group or to the Target in connection with the Operation, the Park Inn or the Radisson. Any assignment as described under this Clause17.2 (b), shall however not impact in any way the right of the Seller to claim indemnification under this Agreement directly from the Purchaser. Purchaser explicitly warrants and guarantees that any assignment under this Clause 17.2 (b) shall by no means delay the Closing, as set out under Clause 7.1 of this Agreement.

(c)	the rights benefiting to the Purchaser in accordance with this Agreement shall not be affected by the merger, spin-off, or other corporate reorganization concerning itself or any companies of its Group (including in case of dissolution of such member entailing an universal asset transfer) after the Closing Date.

(d)	the obligations of the Seller under this Agreement shall not be affected by the merger, spin-off, or other corporate reorganization concerning itself or any companies of its Group (including in case of dissolution of such member entailing an universal asset transfer) after the Closing Date.

17.3	Waiver

Unless specifically stated otherwise, no failure or delay by any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by such Party of any right, power or remedy preclude any further or other exercise of such right, power or remedy or the exercise of any other right, power or remedy. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

17.4	Amendment

Except as otherwise provided herein, no amendment to this Agreement shall be effective unless it is in writing and signed by the Parties.

17.5	Severability

17.5.1	Each of the provisions of this Agreement is severable and distinct from the other and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

17.5.2	In case of any such illegality, invalidity or unenforceability, the Parties shall negotiate in good faith with a view to agreeing on the replacement of such provision by a provision which is legal, valid and enforceable and which is to the extent practicable in accordance with the intents and purposes of this Agreement and which in its economic effect comes as close as practicable to the provision being replaced.

17.6	Further assurances

Each of the Parties shall from time to time execute such documents and perform such acts and things as any other Party may reasonably require in order to give a Party the full benefit of this Agreement.

17.7	Access to information

The Purchaser shall:

(a)	preserve, and procures that the Target shall preserve, all documents, records, correspondence, accounts and other information related to the Target dating from the period before the Closing Date (the Preserved Information) for a period of 7 (seven) years from the Closing Date or such longer period as prescribed by applicable Laws;

(b)	allow, and procures that the Target shall allow, any Seller (or any Affiliate thereof), and its financial, accounting, legal and other advisors access to the Preserved Information, including the right to make copies, for the purposes of the filing, reporting, audit and compliance requirements of (any of) the Seller or its respective Affiliates. In addition, the Purchaser procures that the Target will prepare all filings and accounting input required under applicable Law for the relevant time periods up until the last day of the month in which Closing takes place and allow any applicable audit of such information by any Seller (or Affiliate thereof) to the extent required to comply with its filing, reporting, audit and compliance requirements; and

(c)	disclose to the Seller all materials of which the Purchaser is aware which may relate to the filing, reporting, audit and compliance requirements of (any of) the Seller or its respective Affiliates or to any Claim and shall, and procures that the Target shall, give all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, documents and records, as (any of) the Seller, any of its respective Affiliates or its financial, accounting, legal or other advisors may reasonably request to comply with its legal obligations subject to the Seller agreeing in such form as the Purchaser may reasonably require to keep all such information confidential.

17.8	Payment

Wherever in this Agreement provision is made for the payment by one Party to another Party, such payment shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic transfer or other electronic means to be effected on or before the due date for payment.

17.9	Schedules

The Schedules to this Agreement form an integral part hereof and any reference to this Agreement shall include its Schedules. In the event of any inconsistency or contradiction between the body of this Agreement and any of its Schedules; the provisions of this Agreement shall prevail.

17.10	Entire Agreement

This Agreement, together with the other transaction documents listed or referred to herein constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes and annuls all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

17.11	Fees and expenses

Except as otherwise expressly provided, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of its representatives, agents or advisors.

17.12	Counterparts

This Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when signed shall be an original but all counterparts shall together constitute one and the same instrument.

17.13	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection herewith, are governed by and interpreted in accordance with Belgian law.

17.14	Dispute Resolution

Any dispute arising out of in connection with this Agreement shall be exclusively submitted for final and binding arbitration to an arbitral tribunal composed of 3 (three) arbitrators appointed and deciding in accordance with the CEPANI Rules of Arbitration. The arbitration procedure shall take place in Brussels, Belgium, and shall be conducted in the English language.

For the avoidance of doubt, the Arbitral tribunal shall resolve the dispute in accordance with the laws of Belgium and not ex aequo et bono.

This Clause does not exclude the right of the Parties to ask for interim relief before the President of the Commercial Court of Brussels or any other court having jurisdiction.

17.15	No set off

The Parties hereby relinquish and waives any right of set-off, deduction or retention which they might otherwise have in relation to any payments which the Purchaser or the Seller may be obliged to make (or procure to be made) to the other Party pursuant to this Agreement or otherwise.

18.	List of schedules

Schedule 1: Definitions and Interpretation

Schedule 2A: Provisional Value Calculation and Final Value Calculation

Schedule 2B: Example of Provisional Value Calculation

Schedule 3: Intragroup Loans

Schedule 4: Warranty Escrow Agreement

Schedule 5: List of Experts

Schedule 6: Revocation of (Managing) Directors and Daily Managers of the Target

Schedule 7: Minutes of the Special General Meeting of Shareholders of the Target and of the Board of Directors of the Target

Schedule 8: Representations and Warranties by the Purchaser

Schedule 9A: Essential Warranties

Schedule 9B: Warranties

Schedule 10: Data Room Documents

Schedule 11[RESERVED]

Schedule 12: Non-Disclosure Agreement

Schedule 13: Form of Corporate Guarantee

Schedule 14: Press release

Schedule 15: Non-Objection Certificate of the Operator

Schedule 16: List of Employees, salaries and benefits

Schedule 17: Occupational accidents

Schedule 18: Escrow Agreement

[Signature page follows]

19.	Signature Page

This Agreement has been executed in two original copies, each Party acknowledging receipt of one signed copy.

Astrid Hotel Holdings BV

/s/ Doron Moshe	/s/ Zvi Maayan
Name: Doron Moshe	Name: Zvi Maayan
Title: Proxyholder	Title: Proxyholder

Astrid JV s. à r. l

/s/ Mélanie Leist
Name: Mélanie Leist
Title: Class B Manager

Schedule 1.
DEFINITIONS AND INTERPRETATION

A.	Definitions

The following capitalized terms used in this Agreement shall, unless the context otherwise requires, have the following meaning:

Accounts Date	:	means 31 March 2015;

Affiliate or Affiliated	:	has the meaning as defined in article 11 of the Belgium Company Code;

Agreement	:	means this share purchase agreement;

Annual Accounts	:	means, for the financial years since 1/01/2011 the of the Target, the audited accounts of the Target prepared in accordance with IFRS;

Anti-Corruption Laws	:	means the anti-bribery legislation of the European Union, as adopted and made applicable by its individual member States; the UK Bribery Act 2010; the Foreign Corrupt Practices Act of 1977, as amended; and any applicable legislation enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials;

Aquatopia	:	has the meaning set forth in the preamble;

Astrid Holdings	:	has the meaning set forth in the preamble;

Astridplaza	:	has the meaning set forth in the preamble;

Available Indemnification Amount		means at any date, the amount left on the Escrow Account less the sum of all the outstanding Claims under Clause 12 at such date;

Bank(s)	:	has the meaning set forth in Clause 5.1(i);

Bank Loans	:	means the loans provided by the Banks to the Target;

Bank Loans’ Reimbursement	:	has the meaning set forth in Clause 2.1;

Bank Security Interests

means in relation to Bank Hapoalim B.M.:

1.     a first ranking share pledge by the Seller and C.C.B. NV over the Shares in the Target;

2.     a first ranking mortgage over the Target’s real estate at Koningin Astridplein 7 in Antwerp for a principal amount of EUR 6,250,000;

3.     a second ranking mortgage over the Target’s real estate at Koningin Astridplein 7 in Antwerp for a principal amount of EUR 11,302,000;

4.     a mortgage mandate over the Target’s real estate at Koningin Astridplein 7 in Antwerp, initially for a principal amount of EUR 18,750,000;

5.     a first ranking receivables pledge over all claims and receivables of the Target under the Hotel Management Agreements;

6.     a first demand guarantee provided by Elbit l Imaging Ltd. And Elscint Ltd;

7.     a pledge in respect of Target's account number 427813 at Bank Hapoalim B.M., Tel Aviv branch;

8.     and other mortgage, charge, pledge, lien, security interest, or similar restriction of any kind or other security interest securing any obligation of any person or any other agreement, undertaking or arrangement having a similar effect which Bank Hapoalim B.M. may have in relation to the Target, the Seller and the Seller’s Affiliates to secure the Target’s liabilities towards it.

And in relation to BNP Paribas Fortis NV/SA:

1.     the first ranking mortgage over the real estate at Koningin Astridplein 14 in Antwerp for a principal amount of EUR 1,540,000;

2.     a second ranking mortgage over the real estate at Koningin Astridplein 14 in Antwerp for a principal amount of EUR 6,160,000;

3.     a first ranking pledge on the business (floating charge) of the Target located at Koningin Astridplein 14 Antwerp or any or at any other additional business location of the Target for an amount of EUR 110,000;

4.     a second ranking pledge on the business (floating charge) of the Target located at Koningin Astridplein 14 Antwerp and Koningin Astridplein 7 Antwerp or any or at any other additional business location of the Target for an amount of EUR 660,000;

5.     subordination of the loan granted by the Seller and maintaining this loan at a level of at least EUR 18,000,000;

6.     a guarantee issued by Elbit Imaging Ltd for an amount of EUR 1,370,000;

7.     a pledge on receivables in relation to the fire insurance policy of the Target in relation to the property at Koningin Astridplein 14 in Antwerp; and

8.     any other mortgage, charge, pledge, lien, security interest, or similar restriction of any kind or other security interest securing any obligation of any person or any other agreement, undertaking or arrangement having a similar effect which BNP Paribas Fortis NV/SA may have in relation to the Target, the Seller and the Seller’s Affiliates to secure the Target’s liabilities towards it.

Belgian GAAP	:	means the accounting Laws, rules and principles generally accepted in Belgium with respect to annual accounts.

Breach of the Warranties	:	has the meaning set forth in Clause 12.1.1;

Business Day	:	means a day (other than a Friday, Saturday or Sunday) on which banks are open for general business in Belgium, in the Netherlands, in the United Kingdom, in Paris and in Israel;

Cash	:	means any cash, cash equivalents and deposits, as recorded in the Intermediary Accounts or Closing Accounts, as the case may be. In the Belgian Standard Chart of Accounts this typically consists of code 5;

Civil Code	:	means the Belgian “Code civil / Burgerlijk Wetboek”;

Claim	:	has the meaning set forth in Clause 12.1.4;

Claim Notice	:	has the meaning set forth in Clause 12.1.4;

Claim Payment	:	has the meaning set forth in Clause 0 (i);

Closing	:	means the transfer of ownership of the Shares from the Seller to the Purchaser and the Loans’ Reimbursement from the Purchaser, on behalf of the Target, to the Seller and/or the Banks under this Agreement against (i) payment of the Purchase Price and (ii) completion of the Loans’ Reimbursement, as well as completion of the Closing Obligations, in accordance with the terms and conditions of this Agreement;

Closing Accounts	:	means the audited accounts of the Target as at Closing Date prepared in accordance with IFRS;

Closing Date	:	has the meaning set forth in Clause 7.1;

Closing Obligations	:	has the meaning set forth in Clause 7.2;

Company Code	:	means the Belgian “Code des sociétés / Wetboek van Vennootschappen”;

Cost of Works	:	means the fixed amount of EUR 800,000 (nine hundred thousand euro) agreed between Seller and Purchaser, as the full and final amount of any and all costs and expenses associated with works required in order to (i) cure any and all defects, damages, etc. in each of Real Estate Properties which will unless cured affect the value of Real Estate Properties, (ii) comply with administrative or regulatory requirements applicable to the Real Estate Properties, (iii) complete all outstanding works pointed out in the reports drawn up by administrative authorities and pertaining to the Real Estate Properties, (iv) without derogating from the aforementioned repair the roof of the Radisson which has been damaged on or about 31st March 2015, and (v) carry out any and all forecasted capital expenditure and FF&E that have not been invested in the Real Estate Properties as of the Closing Date.

Data Room	:	means the virtual data room organized by the Seller, to which the Purchaser and its professional advisors had access from 24 February 2015 until 5 May 2015;

Data Room Documents	:	means (i) the documents and information made available in the virtual Data Room as well as (ii) the Q&A documents. A non-writable CD-ROM with a copy of the Data Room Documents is included as Schedule 10;

Employees	:	All the employees of the Target;

Employee Benefit Plan	:	means all material pension, retirement, life and disability benefits, bonus, profit sharing, stock purchase, stock option or free share plan, company savings plan or employee funds or other employee benefit plan or scheme provided by the Target to its Employees including those required by Laws or any collective bargaining agreement;

Employment Laws	:	has the meaning set forth in Clause 6.8 of Schedule 9.B

Encumbrance	:	means any option, right to acquire, mortgage, charge, pledge, lien, right of usufruct (usufruit / vruchtgebruik) or other form of security or encumbrance of any kind;

Environmental Law	:	means any and all Laws relating to the protection of the environment;

Escrow Account	:	has the meaning set forth in the Escrow Agreement

Escrow Agent	:	means KBC Bank or any other first rank bank operating in the Netherlands selected by the Seller

Escrow Agreement	:	has the meaning set forth in Clause 4

Essential Warranty or Essential Warranties	:	means all the warranties listed in Schedule 9.A “Essential Warranties”;

Excess Recovery	:	has the meaning set forth in Clause 0 (i);

Expert	:	has the meaning set forth in Clause 3.3.2;

Fairly Disclosed	:	means, with respect to any matter, fully and accurately disclosed in all material respects (but only to the extent of the information available to the Seller at that time), through the Data Room Documents;

Final Discount	:	has the meaning set forth in Clause 3.4.2

Final Value	:	has the meaning set forth in Clause 3.3

Governmental Authority	:	means any governmental authority (including but not limited to social security, privacy and tax authorities), quasi-governmental authority, multinational organization or body, court, government or self-regulatory organization, commission, tribunal or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing including the Financial Conduct Authority in the United Kingdom which regulates and authorises Kohlberg Kravis Roberts & Co. Partners LLP, an Affiliate of the Purchaser;

Group	:	means, in relation to either Party, such Party together with all its Affiliates;

Guarantee Deposit	:	has the meaning set forth in Clause 4

Hotel Management Agreements	:	means both agreements entered into by and between Astridplaza NV and Rezidor Hotels ApS Danmark on 23 October 2008 pertaining to the management of the Radisson Blu and the Park Inn;

Indemnification Payment		has the meaning set forth in Clause 12.1.4;

IFRS	:	International Financial Reporting Standards;

Intellectual Property	:	means all intellectual property rights protected by Laws (in Belgium or any other country), including all rights pertaining to trademarks, logos, company names, domain names or any other intellectual property rights, relating to the activity of the Target and/or to the operation of the Real Estate Property.

Intermediary Accounts	:	means the pro forma financial statements of the Target as at 31 March 2015, prepared in accordance with IFRS;

Insurance Policies	:	has the meaning set forth in article 7 of Schedule 9B;

Intragroup Loans’	:	means the payables and receivables of the Target towards the Seller and its Affiliates, as further described in Schedule 3;

Intragroup Loans’ Reimbursement Estimated Amount Intragroup Loans’ Forex Variation	: :	has the meaning set forth in Clause 2.3.1; has the meaning set forth in Clause 2.3.1;

Inventory	:	means any food, beverage, supplies, trade goods as recorded in the Intermediary Accounts or the Closing Accounts as the case may be. In the Belgian Standard Chart of Accounts this typically consists of code 3;

Law	:	means any statute, treaty, law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, code or other legally binding requirement of any Governmental Authority that may be in effect in Belgium, from time to time;

Loans’ Expenses	:	all expenses, termination fees, penalties and costs resulting from the reimbursement of the Intragroup Loans and of the Bank Loans, including the costs to be incurred for releasing all mortgages and other Encumbrances vested by the Target, the Seller and Seller’s Affiliates in favour of the Banks or other third parties to secure the Target’s liabilities towards the Banks and the owners of the Intragroup Loans;

Loans’ Reimbursement	:	has the meaning set forth in Clause 2.1

Loss	:	mean actual losses, damages, expenses, fees, debts, liabilities, claims, expenses, including reasonable legal fees and expenses (both those legal costs incurred in connection with the defense or prosecution of the indemnifiable Claim and those incurred in connection with the enforcement of this provision), Taxes (including Tax that might be due as a result of the indemnification) but excluding losses of business or profit (perte d'opportunité) or any indirect, consequential or incidental losses damages, expenses, fees, debts, liabilities, claims, expenses;

Long Stop Date	:	has the meaning set forth in Clause 5.2.3;

Material Contract	:	means any agreement entered by the Target (i) implying an annual turnover higher than EUR 50,000 or an annual cost higher than EUR 50,000 and (ii) that is not terminable on an annually basis;

Moveable Property	:	All moveable property (roerende goederen/biens meubles), including but not limited to machinery, equipment, motor vehicles and inventory owned by the Target.

Non-Disclosure Agreement	:	has the meaning set forth in Clause 6.2;

Operation	:	has the meaning set forth in the preamble;

Operator	:	means Rezidor Hotels ApS Danmark, a company incorporated in Denmark with registered number CVR 73337712 and whose registered office is located at Amager Boulevard 70, DK-2300 Copenhagen S, Denmark

Ordinary Course of Business	:	The usual, regular and ordinary course of the business conducted by the Target, consistent with past practices and custom;

Park Inn	:	has the meaning set forth in the preamble;

Party and Parties	:	have the meaning set forth in the preamble;

Person	:	means any natural person or legal entity that can sue and be sued.

Preserved Information	:	has the meaning set forth in Clause 17.7;

Provisional Discount	:	has the meaning set forth in Clause 3.2.2;

Provisional Purchase Price	:	means the price to be paid by the Purchaser on Closing Date for the acquisition of the Shares; the Provisional Purchase Price shall be determined as set forth in Clause 3.2;

Provisional Value	:	has the meaning set forth in Clause 3.1;

Provisions	:	means provisions for charges and deferred taxes, as recorded in the Intermediary Accounts or Closing Accounts, as the case may be. In the Belgian Standard Chart of Accounts this typically consists of code 16;

Purchase Price	:	means the total consideration for the Shares determined according to Clause 3.4;

Purchaser	:	has the meaning set forth in the preamble;

Radisson	:	has the meaning set forth in the preamble;

Real Estate Property	:	means the Radisson and/or the Park Inn and/or Aquatopia;

Restricted Party	:	means any person (i) designated on any list of targeted persons issued under the Sanctions; (ii) located or resident within, organized under the laws of, or operating from a country the subject of Sanctions; or (iii) owned or controlled by, or acting on behalf of, any of the foregoing.

Sanctions	:	means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the European Union and its member states, (ii) the United Nations Security Council, (iii) Her Majesty’s Treasury of the United Kingdom; and (iv) the United States government, including without limitations those administered by the Office of Foreign Assets Control.

Schedules	:	means the schedules to this Agreement;

Seller	:	has the meaning set forth in the preamble;

Seller’s Bank Account	:	means the bank account of the Seller indicated in writing by Seller to Purchaser at least five (5) Business Day prior to Closing Date; being specified that such bank account shall be open in a bank branch located in Netherland, Belgium or Israel or any other countries agreed by the Parties;

Shares	:	has the meaning set forth in the preamble;

Social Warranty	:	has the meaning set forth in Clause 6 of Schedule 9B Warranties

Subsidiary	:	means, with respect to any person, any person which, directly or indirectly, is under the control of the former person;

Target	:	has the meaning set forth in the preamble;

Tax	:	means any taxes, levies, fees, fines, duties, contributions or other charges, including direct and indirect taxes, corporate income tax, withholding tax, local taxes, value added tax, sales tax, insurance premium tax, registration and stamp duties, customs duties, capital tax, transfer tax, payroll, employment, social security contributions and withholding tax in respect of employees, fees, levies or similar charges of any kind payable under the Tax Law applicable on the date hereof, including but not limited to, all income, profit, sales, use, value added, intangibles, transfer, withholding, excise, severance, stamp, occupation or property taxes, customs duties or other taxes of any nature, including all interest, fines, surcharges and penalties, additions to taxes or additional amounts imposed by any domestic or foreign taxing authority;

Tax Law		means all applicable domestic or foreign tax regulations governing the Target, including any Tax treaties, EU directives (to the extent implemented in the relevant national jurisdiction as of the Closing Date),, in each case in force as of the Closing Date;

Tax Warranty	:	has the meaning set forth in Clause 7 of Schedule 9B - Warranties

Third Party	:	means any person who is not a Party to this Agreement or their respective Affiliates nor the Target;

Third Party Claim	:	has the meaning set forth in Clause 12.2.7;

Third Party Sum	:	has the meaning set forth in Clause 0 (i);

Value Adjustment	:	has the meaning set forth in Clause 3.3;

Warranty Escrow Account	:	has the meaning set forth in the Warranty Escrow Agreement

Warranty Escrow Agent	:	means KBC Bank

Warranty Escrow Agreement	:	means the agreement to be entered into on Closing Date between the Seller, the Purchaser and the Warranty Escrow Agent substantially in the form attached in Schedule 4;

Warranty Escrow Amount	:	has the meaning set forth in Clause 0;

Warranties	:	has the meaning set forth in Clause 11 and include Essential Warranties;

Working Capital	:	means at the relevant time the working capital of the Target, i.e. the aggregate of Inventory, Working Capital Receivables, plus Cash, less Working Capital Payables and Provisions, as derived from the Intermediary Accounts or the Closing Accounts as the case may be;

Working Capital Payables	:

means, as recorded in the Intermediary Accounts and the Closing Accounts (in euro without double counting), the aggregate of all debts, charges and more generally of all amounts owed by the Target, (i) to the exclusion of the Intragroup Loans and of the Bank Loans (including without limitation all accrued interest and Loan's Expenses) and (ii) plus any deferred income recognized in the relevant accounts.

It is specified that if amounts of any nature whatsoever are due to the individuals listed in Schedule 6, such amounts shall be borne by the Seller and shall therefore increase the Working Capital Payables.

For information purpose, this typically consists of the following codes of the Belgian Standard Chart of Accounts: 44 (Trade liabilities), 45 (Taxes, payroll and social security liabilities), 46 (Advances received), 492 (Accrued charges) and 493 (Deferred income)

Working Capital Receivables	:

means, as recorded in the Intermediary Accounts and the Closing Accounts, the aggregate for the Target (in euro and without double counting) of:

i.      any amounts owed by customers or other third parties, for services provided by the Target; and

ii.     any amounts of prepaid expenses deferred charges and accrued income, excluding prepaid loan expenses (account 490180).

For information purpose, this typically consists of the following codes of the Belgian Standard Chart of Accounts: 3 (Inventories), 40 (Trade receivables), 41 (Other receivables), 490 (Deferred charges) and 491 (Accrued income).

B.	Interpretation

1.1	In this Agreement, unless provided otherwise and unless the context otherwise requires,

1.1.1	the titles and headings included in this Agreement are for convenience only and do not express in any way the intended understanding of the Parties. They shall not be taken into account in the interpretation of the provisions of this Agreement;

1.1.2	no provision of this Agreement will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this agreement or that provision;

1.1.3	any reference to the masculine, feminine or neuter gender shall include all genders and the plural shall include the singular, and singular shall include the plural, unless the context requires otherwise;

1.1.4	references to Clauses and Schedules shall be deemed references to Clauses of, and Schedules to, this Agreement;

1.1.5	the Schedules to this Agreement form an integral part hereof and any reference to this Agreement includes the Schedules and vice versa;

1.1.6	the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Clause, Schedule or provision of this Agreement;

1.1.7	the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears;

1.1.8	references to a Party or other person include its respective successors and permitted assigns;

1.1.9	references to accounts, balance sheet or profit and loss accounts shall include a reference to any note or report forming part of it;

1.1.10	when using the expressions “shall use its best efforts” or “shall use its best endeavours” (or any similar expression or any derivation thereof) in this Agreement, the Parties intend to refer to the Belgian legal concept of “obligation de moyen / middelenverbintenis”;

1.1.11	when using the words “shall cause” or “shall procure that” (or any similar expression or any derivation thereof), the Parties intend to refer to the Belgian legal concept of “porte-fort / sterkmaking”;

1.1.12	article 1602, par. 2 of the Belgian Civil Code shall not apply in case of any dispute between the Parties;

1.1.13	all periods of time set out in this Agreement shall be calculated from midnight to midnight. They shall start on the day following the day on which the event triggering the relevant period of time has occurred. The expiration date shall be included in the period of time. If the expiration date is not a Business Day, the expiration date shall be postponed until the next Business Day. Unless otherwise provided herein, all periods of time shall be calculated in calendar days; and

1.1.14	unless otherwise provided herein, all references to a fixed time of a day shall mean Brussels time.

1.2	In this Agreement, the following terms shall be interpreted as follows:

1.2.1	control, and any derivative expressions, has the meaning set forth in article 5 of the Company Code; and

1.2.2	person means an individual, corporation, partnership, trust, legal entity or Governmental Authority.

Schedule 2. A
VALUE CALCULATION

Provisional Value

Provisional Value shall equal an amount of:

●	EUR 48,000,000 (forty eight million euro)

●	less an amount which equals to the Loans' Reimbursement,

●	plus an amount which equals the positive or negative (as the case may be) amount of the Working Capital as set out in the Intermediary Accounts,

●	less the Cost of Works,

●	less an amount of EUR 21,000 which equals to the penalty due in case of return of the two cars rent each according to a leasing agreement entered into by the Purchaser,

●	less an amount of EUR 380,000 which equals to a provisional amount of the severance payments that will be due to the two employees listed in Schedule 6 after Closing Date.

Final Value

Final Value shall equal an amount of:

●	EUR 48,000,000 (forty eight million euro),

●	less an amount which equals to the Loans' Reimbursement as set out in the Closing Accounts

●	plus an amount which equals the positive or negative (as the case may be) amount of the Working Capital as set out in the Closing Accounts,

●	less the Cost of Works,

●	less an amount to be determined on Closing Date which shall equal to the penalty due in case of return of the two cars rent each according to a leasing agreement entered into by the Purchaser.

Schedule 2B

PROVISIONAL VALUE CALCULATION

€000	Code	31 Mar15A	Comments

FMV		48.000

LOANS REIMBURSEMENT		(48.288)

Hapoalim Loan LT	172007	(12.662)
Fortis loan (4m) LT	173000	(2.472)
Fortis straight loan (3.5m)	173001	(2.221)
BEA Loan LT (USD loan)	174000	(18.000)
Hapoalim Loan ST	420000	(1.250)
Fortis Loan (4m) ST	420100	(276)
Fortis straight loan (3.5m) ST	420200	(224)
Astrid Hotel Holdings (USD loan)	480300	(7.416)
Astrid Hotel Holdings	480301	(3.513)

Early reimbursement penalty Intragroup and Bank Loans
- Fortis IK 245-5223432-75		(191)	Estimate, to be determined in Closing Accounts
- Fortis IK 245-5494332-54		(63)	Estimate, to be determined in Closing Accounts
- Hapoalim		pm	To be determined, if any
- BEA/Astrid Hotel Holdings		pm	To be determined, if any

Cost for releasing securities		pm	To be determined

Accrued interest		-	Included in Working capital (Deferrals and accruals)

WORKING CAPITAL		(378)

Inventory:
Inventory	3	134

Working Capital Receivables:
Trade receivables	40	578
Other receivables	41	6

Cash
Cash and banks	5	1.642

Working Capital Payables:
Trade payables	44	(842)
Taxes, payroll and social security	45	(728)
Advances received	46	(453)
Deferrals and accruals	49	(496)
Deferrals and accruals - Prepaid loan expenses adjustment	490180	(218)

Provisions	16	-

OTHER ITEMS		(1.201)

Break-up fee company car Mr Cops		(11)	Estimate, to be determined in Closing Accounts
Break-up fee company car Mr Ronsmans		(10)	Estimate, to be determined in Closing Accounts

Cost of Works		(800)

Severance payments due to the two employees listed in Schedule 6 after Closing		(380)	Final amount to be determined on closing

PROVISIONAL PURCHASE PRICE		(1.867)

Schedule 3.
INTRAGROUP LOANS

Lender	account	Balance(thousand Euro)(*)
Astrid Hotel Holding BV(USD loan)	174000	18,000
Astrid Hotel Holding BV(USD loan)	480300	7,416
Astrid Hotel Holding BV(Euro loan)	480301	3,513
Total		28,929

(*) The Balances of the Intra Group Loans of Target to the Seller are as of March 31, 2015. These amounts will be update up to Closing to reflect additional accrued interest and foreign exchange income (expenses)

Schedule 4.
WARRANTY ESCROW AGREEMENT

Schedule 5.
LIST OF EXPERTS

-       Price WaterhouseCoopers

-       Grant Thornton

-       BDO

Schedule 6.
REVOCATION OF (MANAGING) DIRECTORS AND DAILY MANAGERS OF THE TARGET

List of (managing) directors to revoked

Astridplaza NV
(Managing) directors	● Frank Cops – (managing) director ● Luc Ronsmans - director

Schedule 7.
MINUTES OF THE SPECIAL GENERAL MEETING OF SHAREHOLDERS OF THE TARGET AND
OF THE BOARD OF DIRECTORS OF THE TARGET

Schedule 8.
REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

1.1	The Purchaser is a corporation validly existing under the laws of Luxembourg, has the full power and authority, and has obtained all applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions and taken all action required, to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

1.2	The Purchaser’s obligations set forth in the Agreement and any Schedule thereto constitute valid and binding legal obligations of the Purchaser enforceable against the Purchaser in accordance with its terms.

1.3	The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the competent corporate bodies of the Purchaser and no other corporate action on the part of the Purchaser is necessary to authorize the execution of this Agreement or the consummation of the transactions provided for hereby.

1.4	The execution of this Agreement and the consummation of the transactions contemplated hereby do not and the performance of the obligations of the Purchaser shall not conflict with or constitute a default under any provisions of:

1.4.1	any agreement or instrument to which the Purchaser is a party;

1.4.2	the constitutional documents of the Purchaser; or

1.4.3	any Law or any other restriction of any kind or character by which the Purchaser is bound.

1.5	The Purchaser is acting for its own account and on its own behalf and not as a representative, nominee or agent of any Third Party.

1.6	The Purchaser will have on the Closing Date, immediately available on an unconditional basis the necessary cash resources to meet in full its obligations under this Agreement and each of the transactions contemplated thereby.

1.7	The Purchaser (including its Affiliates, directors, officers, employees, agents and advisers) is not aware of any fact, matter, circumstance or issue which is inconsistent with the Warranties or constitutes, or may constitute, a Breach of the Warranties or of any other ground which might give rise to a Claim or would result in any liability of the Seller pursuant to this Agreement.

Schedule 9. A
ESSENTIAL WARRANTIES

1.	POWER AND AUTHORITY

1.1	The Seller is a corporation validly existing under the laws of The Netherlands, has the full power and authority, and has obtained all applicable governmental, statutory, regulatory or other consents, licenses, waivers or exemptions and taken all action required, to enter into this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby.

1.2	The Seller’s obligations set forth in the Agreement constitute valid and binding legal obligations of such Seller, enforceable against such Seller in accordance with its terms.

1.3	The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the competent corporate bodies of the Seller, and no other corporate action on the part of such Seller is necessary to authorize the execution of this Agreement or the consummation of the transactions provided for hereby.

1.4	The execution of this Agreement and the consummation of the transactions contemplated hereby do not and the performance of the obligations of the Seller shall not conflict with or constitute a default under any provisions of:

1.4.1	the articles of association of the Target and the articles of association or other organizational documents of the Seller; or

1.4.2	any Law or any other restriction of any kind or character by which such Seller is bound.

2.	TARGET SHARE CAPITAL

2.1.1	The entirety of the share capital of Astridplaza amounts to EUR 10,000,000, represented by 2,062,687 Shares without nominal value, which are all owned by the Seller. The Seller is the full, sole, unconditional and lawful owner of all such Shares.

2.1.2	All of the issued and outstanding Shares of the Target are validly issued and fully paid up in accordance with the applicable Law. They are in registered form.

2.1.3	The Target has not issued or committed to issue any shares other than the Shares nor any warrants, options, (reverse) convertible bonds or other securities (titres / effecten), that give any person the right to purchase or otherwise receive or be issued any shares in any of the Target.

2.1.4	Save for the existing Bank Security Interests which are to be released pursuant to a full reimbursement of the Bank Loans (including Loans' Expenses and accrued interest) as set out in Clause 5.1(i) of this Agreement, there is no Encumbrance on, over or affecting any of the Shares of the Target, nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

2.1.5	The Shares and its transfer are not subject to any pre-emption right, call option, reservation of title or any other third party rights of any kind, or condition of consent by the Target or any third party, except for the consent of Banks under the Bank Loans.

2.1.6	No securities issued by the Target are listed on any regulated market, and the Target can be qualified as a public company (une société qui a fait appel public à l’épargne / een vennootschap die een openbaar beroep heeft gedaan op het spaarwezen).

3.	No dissolution or liquidation

No proposal has been made or resolution adopted for the dissolution or liquidation of the Target and no proposal has been made or resolution adopted for a merger (fusion / fusie) or division (scission / splitsing), transfer or contribution of a universality or a branch of activities (transfert ou apport d’universalité ou de branche d’activité / overdracht of inbreng van een algemeenheid of bedrijfstak) involving the Target.

4.	No insolvency

4.1	The Target has not been annulled or dissolved by any judicial decision or is the subject of any judicial reorganization (réorganisation judiciaire / gerechtelijke reorganisatie) proceeding or bankruptcy proceeding. There is no request pending or threatened for any such decision and there are no legal grounds that could justify any such decision.

4.2	The Target is not insolvent or unable to pay its debts within the meaning of the insolvency Laws nor has it stopped paying debts as they fall due.

5.	ASSETS - Real Estate Property

5.1	The Target owns the Real Estate Property further to a valid property right, such property right being duly published at the mortgage office.

5.2	The Real Estate Property is free of any (published or not published) real securities (including but not limited to mortgages and authorisations to mortgage) except from the real securities from the Bank Loans.

5.3	There is no right, whether direct or indirect, benefiting to a third party on the Real Estate Property such as an undertaking to sell, a preference right, preemption right, or non-transferability provisions. Except for those provided in the Data Room Documents, there is also no commercial lease or restoration lease or right in rem on the Real Estate Property.

5.4	The Target has not received or is not a party to any action, notification or proceedings issued or performed by any company, person or Governmental Authority that may challenge or limit the rights of the Target on the Real Estate Property. The Seller is not aware of any contemplated expropriation or protection measure regarding the Real Estate Property.

5.5	Radisson, Aquatopia and Park Inn are not encumbered by legal and/or private easements other than those described or referred to in the Data Room Documents, and the Target and the Sellers have not granted such easements in favour of anyone.

Schedule 9B

Warranties

1.	constitution

1.1.1	Astridplaza is a public limited liability company (société anonyme / naamloze vennootschap) incorporated and existing for an unlimited duration under the laws of Belgium. Astridplaza is registered with the Crossroad Bank of Enterprises (Banque Carrefour des Entreprises / Kruispuntbank van Ondernemingen) under the enterprise number 0446.394.988.

1.1.2	To the Best Knowledge of Seller, all legal requirements have been complied with and all required authorizations from all Governmental Authorities have been obtained in connection with the incorporation of the Target.

1.1.3	All registers and other books required by Law to be kept by the Target have been properly kept.

1.1.4	As regards the Target, the copies of the articles of association in force, the register of the minutes of the board of directors meetings, the register of the shareholder's decisions, as well as, in respect of the last three financial years, (i) the profit and loss statement, (i) the balance sheet and (iii) the Tax declaration, which have been given to the Purchaser or its advisors are true and accurate in all respects.

2.	ACCOUNTS

2.1	General

2.1.1	The Annual Accounts, the Intermediary Accounts and the Closing Accounts have been prepared in accordance with IFRS, on a basis that is materially consistent with the past practice.

2.1.2	The Annual Accounts, the Intermediary Accounts and the Closing Accounts give a true and fair view of the assets and liabilities and the financial position of the Target as at the Accounts Date and the Closing Date respectively.

2.1.3	The Target has duly filed its statutory accounts with the National Bank of Belgium.

2.2	Position since Accounts Date

Since the Accounts Date and until the Closing:

2.2.1	the business of the Target has been carried on and shall be carried on in the Ordinary Course of Business so as to maintain it as a going concern and the Target has no incurred and will not incur any liability other than in the Ordinary Course of Business consistent with past custom and practice.

2.2.2	the Target has not and shall not declare, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its own shares, except as provided in the Intermediary Accounts.

2.3	Indebtedness

Save for the Bank Loans and the Intragroup Loans, no loan agreement is in place as of Closing Date.

2.4	Undisclosed liabilities

Save as disclosed and booked in the Annual Accounts and/or the Intermediary Accounts and/or the Closing Accounts, the Target has no material obligation, undertaking, debt or actual liability (including any off balance sheet liabilities).

2.5	Specific liabilities

On the Closing Date, the Target has no liability or debt to the Seller or any of its Affiliates except for the Intragroup Loans.

3.	ENVIRONMENTAL MATTERS

3.1	To the Best knowledge of Seller, theTarget conducts and has conducted its business in all material respects in compliance with all applicable Environmental Laws.

3.2	The Seller has not carried out any activity potentially contaminating the soil (groundwater included) nor any storage or treatment of polluting, radioactive or poisonous substances or wastes, in one of the Real Estate Properties.

3.3	To the Best knowledge of Seller, there are no current events, conditions, circumstances, activities, practices, incidents or actions at the Real Estate Property which may give rise to a liability of the Target under any applicable Environmental Laws.

3.4	Except from the information provided in the Data Room Documents, at the date hereof, the Target does not operate in the Real Estate Property any classified installation for environmental care (Installation Classée pour la Protection de l’Environnement - ICPE) requiring a declaration, an authorization or a registration.

4.	REAL ESTATE PROPERTY

4.1	The Target does not hold any fixed asset (actif immobilisé / vaste activa) other than (i) the Real Estate Property described above and (ii) the fixed assets booked in the Intermediary Accounts and/or the Closing Accounts and is not obliged to acquire any other assets except for the two financial leasing agreements. The Target has not entered into any agreement (lease agreement or other) regarding any real property, other than the Real Estate Property.

4.2	The Target owns, or has a valid right to use, all assets (movable or immovable, tangible or not) necessary for the effective operation of its business as currently conducted.

4.3	Save as disclosed in Data Room Documents, to the Best Knowledge of Seller, neither any zoning plan or urbanistic requirement imposed by any Authority, howsoever named, in respect of the area where the Real Estate Property is located, nor any permit or license other than the Permits nor any other regulation limits the Target in the use of in the ordinary course of its current business or adversely affects the ability of the Target to sell any property to any third party.

4.4	Public authorizations

All buildings have been erected in accordance with the building plans attached to the building permits for the construction thereof.

The Seller and the Target have not received from the relevant Governmental Authority any recourse or formal notice pertaining to the compliance of the building works over the Real Estate Property.

4.5	Permits

Save as disclosed In Data Room Documents, the Target has all permits that are required from Governmental Authorities to conduct its business as presently conducted and own its assets as they are presently owned. The operations and the business of the Target are carried on in a manner which is consistent with, and within the limits prescribed by the Permits.

The Target has not received any document that indicates that a permit obtained by the Target will be withdrawn or suspended.

To the Best knowledge of Seller, (i) no event has occurred as a result of which any permit may be withdrawn or suspended and/or (ii) no withdrawal or suspension in respect of any permit is expected to occur.

5.	INSURANCE MATTERS

5.1	The Target has (directly or via Rezidor) concluded and maintained in full force and effect the insurance policies covering the Target and the Real Estate Property (the Insurance Policies). All payable premiums of the Insurance Policies have been paid and the Target has complied in all material respects with all terms and requirements of such Insurance Policies, including the requirements related to prevention and mitigation measures. The Target has not entered into any Insurance Policies other than those set out in the Data Room.

5.2	No claims are currently pending under any Insurance Policies.

5.3	All losses having given rise to a claim within the last three years have been Fairly Disclosed in the Data Room.

5.4	No notifications have been received with regard to (i) the non-renewal of any Insurance Policy or renewal on less favourable terms and conditions than those which are currently in place; or (ii) any refusal to indemnify the Target in relation to a particular event.

6.	LABOUR LAW ("Social Warranty")

6.1	The Target has no employees other than the Employees mentioned in Schedule 16. This annex is a complete list of all Employees, including their first and last name, date of birth, date on which each Employee started working for the Target, possible transferred seniority, type of employment contract, current position, applicable employment conditions including salary and all fringe benefits and entitlements under Employee Benefit Plans, a mention of any Employees currently on sick leave or who have been on sick leave for more than six (6) weeks during the past twelve (12) months, Employees who are protected against dismissal, specifying the nature and type of protection. Except as set forth in Schedule 16, no other salary or fringe benefits are due and there are no Employee Benefit Plans, other than those set forth in Schedule 16 in existence for the Target or for the benefit of its Employees or former employees. To the extent there are any other such arrangements or schemes, the signing of this Agreement shall not affect any rights thereunder.

To the Best Knowledge of Seller, all Employees are authorized to enter and remain in Belgium and are entitled to work in Belgium in accordance with the applicable statutory and regulatory provisions.

There are no former employees that benefit or will benefit from agreed early retirement.

6.2	There is no agreement with any Employee which, if terminated, would entitle him or her to more than the normal notice period or compensation in lieu of notice stipulated by law or by case law. The Target has no unsatisfied obligations, whether in the form of a requirement to give notice or pay compensation in lieu thereof, to any persons with regard to the termination of their employment with the Target prior to the date of this Agreement, or in relation to holiday, a thirteenth month pay, non-compete compensation, salary, entitlements under Employee Benefits Plans or similar items.

6.3	The Target has included sufficient provisions in the Closing Accounts to cover for the dismissal costs of the two employees mentioned in Schedule 6 namely Frank Cops and Luc Ronsmans) as well as all costs that remain due to them by the Target on Closing Date. The Seller is fully liable and responsible for all costs related to these dismissals and all costs further to any claims that may arise exclusively from or further to the termination of the employment contracts and/or any other employment relationship with the Target (including, but not limited to any compensation in lieu of notice, social security contributions and withholding taxes, departure holiday pay, (pro rata) end of year premium, (pro rata) bonuses, payment for bank holidays, payments to (occupational) pension schemes, early retirement benefits, protection compensation, compensation for home work, damages, interest, stock options and shares, expenses, damages for abusive dismissal/obviously unreasonable dismissal or further to the justification of the dismissal, outplacement, court costs, etc.). This clause is without prejudice to any other clauses in this Schedule.

6.4	The Target has, in relation to each of its Employees and to each of its former employees or former independent contractors, discharged fully and timely its obligations being due, including but not limited to the obligation to pay all salaries, wages, commissions, bonuses or other amounts due under any Employee Benefit Plans, overtime pay, holiday pay, sick pay, accrued entitlements under incentive schemes and national insurance contributions, social security contributions and other benefits of or connected with employment. All remuneration and sums, fees and benefits to be paid to the Employees or former employees or former independent contractors of the Target have been calculated and paid in accordance with the applicable Employment Laws. The Target has correctly calculated social security contributions and taxes and paid timely all amounts due to the Governmental Authorities, and the Seller is not aware of any facts or claims that could give rise to additional social security contributions or taxes or liability for which no provisions are made in the Intermediary Accounts.

6.5	The Target is not involved in any dispute regarding a claim with any Employee or former employee, former independent contractor, Governmental Authority, trade union, association of trade unions, works council, health and safety committee or other body representing employees. During the past twenty-four (24) months, there have been no strikes or other labour disputes between the Target and its Employees and/or any employee representative body and no circumstances exist that could lead to a collective labour dispute.

6.6	The Target has maintained current, adequate and suitable records relating to each of its Employees and former employees in accordance with applicable Employment Laws.

6.7	No investigation of the Target by any Governmental Authority is pending, or, to the Best Knowledge of Seller, threatened, in respect of any employment, social security, taxes, pensions, discrimination, well-being at work and privacy matters, and the Target is not aware of any facts that could give rise to the same. The Target has not been informed in writing by any Governmental Authority that it intends to conduct such investigation, e.g., without being limited hereto, as regards the declaration or payment of social security contributions and/or any other penalties for failure to comply with applicable Employment Laws. No regularization had to be done at any Governmental Authority’s request and there are no outstanding issues or liabilities in this respect;

6.8	The Target is in compliance in all material respects with all employment, social security, pension, privacy and other Laws applicable to the Target and to its Employees, employee representatives and trade union representatives (the "Employment Laws"), (including but not limited to the rules on temporary workers, lending of personnel and subcontracting, working time, discrimination and pensions legislation, ethics and privacy rules and implementing regulations applicable to it from time to time), the collective status (including the applicable national collective bargaining agreements, the collective bargaining agreements entered into at industry sector level as well as all company collective agreements entered into with staff representatives and the Employees, unilateral employer commitments, in-house practices (usages) and individual employment contracts applicable to the employees. The Target is not bound by any collective labour agreement (including social plans negotiated within the framework of a restructuring) entered into at company or group level. The Target is affiliated to the applicable joint committees.

Except as set forth in Schedule 17 (i) no other occupational accidents occurred within the Target during the last two (2) years and (ii) no fatal occupational accidents occurred within the Target during the last five (5) years.

6.9	The Target has not undertaken to grant or pay any benefits or severance indemnity or rights or payments of any nature whatsoever to any Employee as a result of the completion of the Operation.

6.10	Employee Benefit Plans

(a)	Each Employee Benefit Plan has been administered in all material aspects in accordance with its terms and complies with the applicable Employment Laws and its potential costs for the Target have been adequately book-reserved.

(b)	All contributions payable and due by the Target under the Employee Benefit Plans have been duly and timely paid and all future obligations of the Target under any of such Employee Benefit Plans have been fully reflected in the Intermediary Accounts and will be fully reflected in the Closing Accounts, and have been fully provided for in accordance with the applicable accounting principles. The Target has no obligations with respect to the Employee Benefit Plans, be they conditional or hidden, including, without limitation, back-service obligations and any underfunding which are not fully funded or adequately provided for in the Intermediary Accounts.

(c)	All required filings for all Employee Benefit Plans have been timely made with the appropriate Governmental Authority in accordance with the applicable Employment Laws. No dispute has arisen, or is threatening in connection with any of the Employee Benefit Plans.

(d)	All Employees and former employees have been affiliated timely and correctly to the Employee Benefit Plans applicable to them.

(e)	To the best of Seller’s knowledge, (i) any other employment benefit plan as may be provided by the Operator or a company of the Rezidor group to the Target's Employees, is in all material aspects compliant with applicable Employment Laws (ii) any Employees and former employees have been affiliated timely and correctly to such other employment benefit plan, if applicable to them, and (iii) any contributions payable and due under such other employment benefit plan have been duly and timely paid..

7.	LITIGATION and compliance

7.1	The Target is not engaged in any litigation, arbitration, prosecution or other legal proceedings other than the litigation against (i) Oxygene & Design, Daeninck & Deweer and (iii) Superchrôme. No event has occurred or circumstances exists that may give rise to or serve as a basis for the commencement of such proceedings.

7.2	The Target is not subject to any final and non-appealable judgment, arbitral award or order or decree of any Governmental Authority, which has not been fully satisfied and complied with by it.

7.3	In respect of the Target, neither the Seller, nor to the Best Knowledge of Seller, the Target:

(a)	has directly or indirectly promised, offered, made, or authorized the provision of anything of value to any government official or employee of a state-owned or state-sponsored entity, candidate for political office, or to any private individual or entity, (i) for the purpose of obtaining or retaining an improper business advantage, (ii) which would cause the recipient to violate the policies of his or her employer or to breach an obligation of good faith or loyalty, or (iii) which would otherwise violate any of the Anti-Corruption Laws, including the prohibitions on so-called ‘facilitating’ payments;

(b)	has violated, or is subject to any notice, inquiry or investigation with respect to, or has engaged in any conduct that may reasonably give rise to an inquiry, investigation, or violation of, any of the Anti-Corruption Laws;

(c)	is a Restricted Party or is aware of the Target having engaged in business with or for the benefit of a Restricted Party or that would otherwise violate Sanctions.

7.4	To the Best Knowledge of Seller no director and/or managing director of Target is currently an employee of a Governmental Authority, and no employee of a Governmental Authority presently owns an interest, whether direct or indirect, in the Target or has any legal or beneficial interest in the consideration to be paid by the Buyers according to the provisions of this Agreement;

7.5	To the Best Knowledge of Seller:

(a)	The operations of the Target have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Anti-Corruption Laws and applicable money laundering-related laws;

(b)	the monies used to fund Seller’s investment in the Target have not been derived from or related to any illegal activities, including but not limited to, money laundering activities; and

(c)	any compensation or proceeds provided to the Seller under this Agreement is for the Seller’s sole benefit and will not be used in violation of the Anti-Corruption Laws, applicable money laundering-related laws, transferred or assigned to or used for the benefit of any Restricted Party or in violation of Sanctions, or otherwise used for any other illegal purpose.

8.	TAX ("Tax Warranty")

8.1	Tax returns are in all material aspects true, complete, accurate and prepared in accordance with applicable Law, and none of such returns is the subject of a dispute with any Governmental Authority.

8.2	The Target has duly paid any amount in respect of any Tax, except in each case in relation to a bona fide Tax dispute for which a specific provision has been made in the Intermediary and/or the Closing Accounts.

8.3	No audit or claims are being conducted or made against the Target with respect to Taxes, and the Target has not been informed in writing by any Governmental Authority that it intends to conduct such audit or make such a claim.

8.4	The Target has complied with all applicable Laws concerning VAT, including the making on time of returns and payments and the maintenance of records.

8.5	To the Best knowledge of Seller all inter-company transaction have been carried-out under at arm’s length conditions.

8.6	All fees, commissions, etc. paid and benefits in kind granted to employees have been duly and timely reported on the applicable forms.

8.7	Any obligation to withhold professional withholding tax under the so-called “catch all” provision has been duly and timely complied with or adequately provisioned in the Intermediary Accounts and the Closing Accounts of the Target.

8.8	None of the transactions carried out by Target are considered by the Tax Authorities as artificial, simulated and/or possibly subject to a general anti-abuse provision. To the Best Knowledge of Seller, none of the transactions carried out by Target could be considered by the Tax Authorities as artificial, simulated and/or possibly subject to a general anti-abuse provision.

8.9	Since Financial Year 2010, the Target has not been audited by the Tax authorities.

9.	INTELLECTUAL PROPERTY

9.1	The Intellectual Property that is material to the carrying on of the business of the Target as currently carried on is either owned by the Target (the "Owned Intellectual Property") or used by the Target pursuant to valid and enforceable license agreements (the "Licensed Intellectual Property").

9.2	Save as disclosed in Data Room, the Owned Intellectual Property is free and clear of Encumbrances

9.3	To the Best Knowledge of Seller, the operation of the business of the Target as currently conducted does not infringe the Intellectual Property of any third party and no claim has been made in writing by any third party against the Target which remains outstanding and alleges such infringement.

9.4	There is no infringement by any third party of nor any claims or actions in relation to any Owned Intellectual Property or Licensed Intellectual Property.

10.	MATERIAL CONTRACTS

10.1	All Material Contracts to which the Target is a party or by which the Target may be bound are in full force and effect, valid and enforceable against the Target and in the Data Room.

10.2	The Target is not, and has not received any written notice that it is in material breach of any Material Contract or has received a termination notice under any Material Contract.

10.3	To the Best Knowledge of Seller there is no party to any Material Contract that is in default thereunder in such a manner that the financial or commercial position of the Target may be materially adversely affected thereby and no circumstances exist that could lead to such result.

10.4	Except for the Intragroup Loans, the Bank Loans and the Hotel Management Agreements, the Target is not a party to or bound by any Material Contract:

(i)	relating to a guarantee, letter of comfort or support, indemnification, assumption or endorsement of, or any other similar type of agreement with respect to the obligations, liabilities or indebtedness of any person;

(ii)	with any of its direct or indirect shareholder, director, or officer, or member of the immediate family or affiliate of any such person;

(iii)	in respect of a joint venture agreement or similar partnership agreement;

(iv)	which contains a change of control, acceleration or similar clause that may be triggered by the Operation or under which the rights and/or obligations of the Target may be adversely affected by the Operation;

(v)	relating to the purchase or disposal of equity interests, and/or assets with respect to which there are outstanding warranties, indemnities, and/or obligations granted or undertaken by the Target.

10.5	Except for the Bank Loans,, the execution of this Agreement and the consummation of the transactions contemplated hereby do not and the performance of the obligations of the Seller shall not conflict with or constitute a default under any provisions of any Material Contract or instrument to which the Seller or the Target is a party, or by which the Target or any of its assets may be bound, or entitle any person to accelerate the maturity of any indebtedness or other obligation of the Target under such commitments or agreements.

11.	RELATIONSHIPS WITH THE SELLERS

Immediately following the Closing, the Seller, nor any other Affiliate of the Seller (other than Target and directors or other officers of Target), will:

(i)	hold any claim or right, as a creditor or otherwise, against the Target;

(ii)	have any obligation, as a debtor or otherwise, with respect to the Target; or

(iii)	benefit from any guarantee or surety granted by the Target securing the performance of any of its own obligations.

Schedule 10.
DATA ROOM DOCUMENTS

[Intentionally left blank]

Schedule 11.
[RESERVED]

[intentionally left blank]

Schedule 12.

NON-DISCLOSURE AGREEMENT

[Intentionally left blank]

Schedule 13.
FORM OF CORPORATE GUARANTEE

[Intentionally left blank]

Schedule 14.
PRESS RELEASE

ELBIT IMAGING LTD. ANNOUNCES THE SIGNING OF AN AGREEMENT TO SELL ITS INTEREST IN TWO HOTELS IN BELGIUM AT A CONSIDERATION REFLECTING AN ASSET VALUE OF EURO 48 MILLION

Tel Aviv, Israel, May [     ], 2015, Elbit Imaging Ltd. (TASE, NASDAQ: EMITF) ("Elbit" or the "Company") announced today that its wholly owned indirect subsidiary entered into a Share Purchase Agreement with Astrid JV Sarl, an affiliate of Kohlberg Kravis Roberts & Co. L.P. (the “Purchaser”), with regard to the sale of its entire (100%) holdings in its wholly owned subsidiary (the "Target") which owns and operates the Radisson Blu Hotel and the Park Inn Hotel, in Antwerp, Belgium (collectively: the “Hotels”). The closing of the transaction is scheduled to occur following the satisfaction of certain conditions, which are expected to be fulfilled by June [     ], 2015.

The transaction reflects an asset value of Euro 48 million for both Hotels subject to working capital and other adjustments as specified in the agreement. The total net consideration payable to the Company's wholly owned subsidiary (the "Seller"), following the repayments of the Target's banks loan, and the aforementioned adjustments, is approximately Euro [] million out of which Euro 1 million will be deposited in escrow to secure the seller's indemnification obligations under the Share Purchase Agreement.

In accordance with the loan agreement between Bank Hapoalim B.M and the Company, upon closing of the abovementioned transaction, the Company will prepay an amount of [US$5] million on account of the loan.

JLL advised Seller in the transaction.

About Elbit Imaging Ltd.

Elbit Imaging Ltd. operates in the following principal fields of business: (i) Commercial and Entertainment Centers - Initiation, construction and sale of shopping and entertainment centers and other mixed-use real property projects, predominantly in the retail sector, located in Central and Eastern Europe and in India, primarily through its subsidiary Plaza Centers N.V. In certain circumstances and depending on market conditions, we operate and manage commercial and entertainment centers prior to their sale; (ii) Hotels - Hotel operation and management; (iii) Medical Industries - (a) research and development, production and marketing of magnetic resonance imaging guided focused ultrasound treatment equipment and (b) development of stem cell population expansion technologies and stem cell therapy products for transplantation and regenerative medicine; and (iv) Residential Projects - Initiation, construction and sale of residential projects and other mixed-use real property projects, predominately residential, located primarily in India.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Any forward-looking statements in our releases include statements regarding the intent, belief or current expectations of Elbit Imaging Ltd. and our management about our business, financial condition, results of operations, and its relationship with its employees and the condition of our properties. Words such as “believe,” "would," “expect,” “intend,” “estimate” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Actual results may differ materially from those projected, expressed or implied in the forward-looking statements as a result of various factors including, without limitation, failure to consummate the sale of the Target and the factors set forth in our filings with the Securities and Exchange Commission including, without limitation, Item 3.D of our annual report on Form 20-F for the fiscal year ended December 31, 2013, under the caption “Risk Factors.” Any forward-looking statements contained in our releases speak only as of the date of such release, and we caution existing and prospective investors not to place undue reliance on such statements. Such forward-looking statements do not purport to be predictions of future events or circumstances, and therefore, there can be no assurance that any forward-looking statement contained our releases will prove to be accurate. We undertake no obligation to update or revise any forward-looking statements.

For Further Information:

Company Contact:

Ron Hadassi

Chairman of the Board of Directors
Tel: +972-3-608-6048
Fax: +972-3-608-6050
ron@elbitimaging.com

Schedule 15.
Non-Objection Certificate of the Operator

[REZIDOR LETTERHEAD]

To:

ASTRIDPLAZA N.V.

ASTRID JV S.À.R.L.

Re: Certificate of No Objection

Reference is hereby made to (i) the International Management Agreement for the Radisson Astrid Hotel, Antwerpen, Belgium signed by and between Astridplaza N.V. ("Astridplaza") and the undersigned, Rezidor Hotels ApS Danmark ("Rezidor"), as of October 23, 2008, as amended by an amendment dated 14 December 2009 (the "Radisson IMA") (i) the International Management Agreement for the Park Inn Hotel, Antwerpen, Belgium signed by and between Astridplaza and Rezidor, as of October 23, 2008, as amended by an amendment dated 14 December 2009 (the "Park Inn IMA" and collectively with the Radisson IMA the "Management Agreements").

You have informed us that Astrid Hotel Holdings BV, having its registered office at Rietlandpark 125, 1019DT, Amsterdam, The Netherlands, wishes, in its capacity as sole shareholder of Astridplaza, to sell the entire (100%) outstanding share capital of Astridplaza (the "Operation") to Astrid JV S. A` R. L ("Purchaser"), a joint venture between an affiliate of Kohlberg Kravis Roberts & Co. L.P., Algonquin Gestion and Algonquin SA, having its registered office at Luxembourg (L-2440), 61, rue de Rollingergrund;

As a consequence and in consideration of article 20 of the Radisson IMA and article 21 of the Park Inn IMA, we, the undersigned, Rezidor Hotels ApS Danmark, a company incorporated in Denmark with registered number CVR 73337712 and whose registered office is located at Amager Boulevard 70, DK-2300 Copenhagen S, Denmark hereby confirms, represents and warrants that Rezidor does not object to the Operation and shall have no claim or demand in this respect.

For the avoidance of doubt, it is hereby clarified that nothing contained herein shall be construed or interpreted as granting us any right and/or remedy that is not granted to us by the Management Agreements and/or by any applicable law.

Sincerely,

REZIDOR HOTELS ApS DANMARK

By:
Title:

Schedule 16.
List of Employees, salaries and benefits

Schedule 17.

Occupational accidents

2014

-	Anass El Osri 22/03/204 tem 12/04/2014 : table fell on his toe

-	Marie Cole 21/05/2014-22/02/2014: fainted

-	Kallouch Elbekay 17/6/2014-30/06/2014: hurt his knee

-	Mohammed Abassi: 19/06/2014-21/06/2014: inhaled a toxic product

-	Hua Dan 3/9/2014-9/9/2014: hurt his foot/toes when moving a pallet

-	Serghei Masenka 14/09/2014- 25/09/2014: he was on call, and when he was riding his bike to work he fell on the street. Internal bruising

-	Ursula Ryl: fell on the street, during an external training, she still attended the training, but we had to inform the insurance because the were costs (ambulance, hospital, etc.)

-	Marie Cole: 23/10/2014-26/10/2014 stumbled near the staff entrance

-	Marie Cole: 3/11/2014-9/11/2014 : hit her hand while dusting the table, swollen thumb

-	Laila Bensalah: 7/11/2014-16/11/2014: hurt her hand and elbow when she wanted to enter the elevator

-	Serghei Masenka 1/12/2014: pain chest, ambulance called

-	Thomas Van Puymbroeck 24/12/2014 – 12/1/2015 : stumbled when he was taking something out of a truck and hurt his ankle

2015

-	An Saerens; 8/01/2015 until 14/01/2015, she was crossing the street to take the bus, and got hit by a tram

-	Jashari Mevlyde; 28/01/2015 until 3/02/2015 ; she was cut by glass while cleaning the room

-	Sladjana Dronjic; 23/03/2015 until 25/03/2015 while re-arranging the stock, she made a wrong move and hurt her wrist

-	Analyn Van Tricht; 9/04/2015 until 17/04/2015 she was walking to the Central Station and she twisted her ankle.

Schedule 18.
Escrow Agreement

DEPOSIT ESCROW AGREEMENT

[X] May 2015

ASTRID hotel holdings b.v.

as Seller

ASTRID JV S.à.r.l

as Purchaser

[X]

as Escrow Agent

THIS AGREEMENT is made on [X] 2015 (the Deposit Escrow Agreement).

Between

1.	ASTRID HOTEL HOLDINGS B.V., a company incorporated and existing under the laws of the Netherlands, having its registered office at Rietlandpark 125, 1019DT Amsterdam, the Netherlands, and registered with the Dutch Chamber of Commerce under number 33296092, duly represented by [name], [title] (the Seller);

2.	ASTRID JV S.à.r.l., a company incorporated and existing under the laws of Luxembourg, having its registered office at Luxembourg (L-2440), 61, rue de Rollingergrund, and registered with the Register of Companies of Luxembourg under number [X], [duly represented by [Name]] (the Purchaser);

3.	[X], a company incorporated and existing under the laws of [X], having its registered office at [X], and registered with the [X] under number [X], duly represented by [name], [title] (the Escrow Agent).

The parties mentioned under sub 1. to 3. are hereinafter referred to as the Parties and Party shall be construed accordingly.

WHEREAS

A.	Pursuant to an agreement dated [X] 2015 entered into between the Seller and the Purchaser (the Share Purchase Agreement), the Seller has committed to selling to the Purchaser all the shares in Astridplaza NV, a company incorporated and existing under the laws of Belgium, having its registered office at Koningin Astridplein 7, 2018 Antwerp, Belgium and registered with the Crossroad Bank of Enterprises under number 0446.394.988.

B.	This escrow agreement is signed in the context of the transaction that is the subject matter of the Share Purchase Agreement.

C.	Pursuant to Clause 4 of the Share Purchase Agreement, the Purchaser must deposit in escrow a guarantee deposit of an amount of EUR 2,500,000 (the Deposit Escrow Amount).
D.	As a consequence, the Parties have agreed on the following.

The parties have agreed as follows

1.	Definitions

1.1.	Unless the context otherwise requires or unless otherwise defined in this Deposit Escrow Agreement, words and expressions defined in the Share Purchase Agreement shall have the same meaning when used in this Deposit Escrow Agreement.

1.2.	In addition, unless the context otherwise requires, in this Deposit Escrow Agreement:

Business Day	means a day (other than a Friday, Saturday or Sunday) on which banks are open for general business in Belgium, in the Netherlands, in the United Kingdom, in Paris and in Israel.

2.	Appointment of Escrow Agent; Escrow Agent’s Rights, Duties and Obligations

2.1.	The Seller and the Purchaser hereby irrevocably appoint the Escrow Agent to hold the Deposit Escrow Fund (see definition hereunder) in escrow upon the terms set forth herein.

2.2.	The Escrow Agent hereby agrees to act as escrow agent in accordance with the terms set forth herein.

2.3.	The Escrow Agent will comply with its obligations under this Deposit Escrow Agreement subject to any legal or judicial constraints that prevent it from so doing. The Escrow Agent shall promptly inform the Seller and the Purchaser of the occurrence of any such legal or judicial constraints.
2.4.	In the event the Escrow Agent is uncertain as to its rights or duties hereunder or receives instructions with respect to the Deposit Escrow Fund which, in its opinion, are in conflict with any provision of this Deposit Escrow Agreement or applicable law, the Escrow Agent shall be entitled to refrain from taking any action other than keeping safely the Deposit Escrow Fund until it shall be otherwise directed by the Purchaser and the Seller acting jointly or by a final court order.
3.	Escrow Account

3.1.	The bank account of the Escrow Agent to be used for the purposes of this Deposit Escrow Agreement is the following account with number IBAN: [X] (the Deposit Escrow Account).

3.2.	In accordance with clause 4.1 of the Share Purchase Agreement, the Purchaser shall deposit the Deposit Escrow Amount at the latest one (1) Business Day following the execution of this Deposit Escrow Agreement by means of a bank transfer to the Deposit Escrow Account.

3.3.	The Escrow Agent hereby accepts the Deposit Escrow Amount for deposit in escrow under the provisions of this Deposit Escrow Agreement and shall establish a segregated account at its office located at its address set forth in Section [X] in which to hold the Deposit Escrow Fund.

3.4.	The Escrow Agent will notify the Seller and the Purchaser immediately upon receipt of the Deposit Escrow Amount in the Deposit Escrow Account.

4.	Interest

4.1.	Purchaser and Seller irrevocably instruct the Escrow Agent, and the Escrow Agent accepts such irrevocable instruction, to pay interest on the Deposit Escrow Amount at the applicable [daily/weekly] rate of the bank that manages the deposit (the Interest), and to capitalise the Interest on a [daily] basis.

4.2.	Any interest or profit generated on the Deposit Escrow Account (subject to any deduction of tax at source or any bank or other charges properly charged to the Deposit Escrow Account) (the Deposit Account Income) shall accrue to and form part of the Deposit Escrow Account. Each time part of the funds in the Deposit Escrow Account is paid out it shall have added to it the corresponding proportion of the Deposit Account Income.

4.3.	The Deposit Escrow Amount and the Deposit Account Income are collectively referred to as the Deposit Escrow Fund. The available Deposit Escrow Fund will be deposited on a [daily/weekly] cash deposit only.

4.4.	The Escrow Agent is in any case and at any time prohibited to invest the Deposit Escrow Fund in any marketable securities or other financial instruments other than the [daily/weekly] cash deposit.

5.	Release of Deposit Escrow Fund

5.1.	The Escrow Agent shall only release, transfer and distribute the Deposit Escrow Fund (or any portion thereof) or otherwise effect any transaction on the Deposit Escrow Account in accordance with the terms and conditions of this Deposit Escrow Agreement.

5.2.	In the following cases, the Seller and the Purchaser agree and undertake to give to the Escrow Agent the joint and irrevocable instruction (according to the draft letter in appendix 1) to release and transfer the Deposit Escrow Fund as follows:

(a)	In the event that any of the conditions precedent set forth in Clause 5 of the Share Purchase Agreement has not been satisfied or waived by the Purchaser, within the time period and in accordance with the provisions provided in Clause 5.2 of the Share Purchase Agreement, the Escrow Agent shall pay the Deposit Escrow Fund to the Purchaser.

(b)	In the event that the conditions precedent set forth in Clause 5 of the Share Purchase Agreement have been all satisfied or waived by the Purchaser within the time period and in accordance with the provisions provided in Clause 5.2 of the Share Purchase Agreement and the Closing does not occur on the Closing Date, the Escrow Agent shall pay the Deposit Escrow Fund on the Closing Date:

(i)	to the Seller, if the Closing does not occur because the Purchaser has not delivered the documents or taken the actions provided for in Clause 7.2.1 of the Share Purchase Agreement;

(ii)	to the Purchaser, if the Operation does not occur (a) because the Seller has not delivered the documents or taken the actions provided for in Clause 7.2.2 of the Share Purchase Agreement, or (b) because the Seller has failed to comply with the covenants set forth in Clauses 6 and 8 of the Share Purchase Agreement or (c) any of the Essential Warranties made as of the date hereof ceases to be accurate or cannot be repeated as at Closing Date as if made on Closing Date.

(c)	In the event that the conditions precedent set forth in Clause 5 of the Share Purchase Agreement have been all satisfied or waived by the Purchaser and the Closing is completed, the Deposit Escrow Fund shall be paid to the Seller as part of the Intragroup Loans’ Reimbursement and wired on Closing Date to the Seller's Bank Account.

5.3.	Release of the Deposit Escrow Fund according to Article 5.2 will be made by wire transfer on the bank account indicated by the relevant Party in the instruction letter (whose draft is in appendix 1) and on the date of release indicated in the said instruction letter.

5.4.	In the event of a disagreement regarding the transfer or the release of the Deposit Escrow Fund, the Escrow Agent shall only be entitled to pay or transfer the Deposit Escrow Fund to the Purchaser or the Seller further to a written agreement by both Purchaser and Seller or the notification of a decision on the transfer or the release of the Deposit Escrow Fund by a judgment, award, order or other ruling (which is enforceable as a matter of law) issued by a court or arbitral tribunal having jurisdiction over the Parties.

6.	Duration

6.1.	This Deposit Escrow Agreement enters into effect on the date first mentioned above and terminates when the Deposit Escrow Fund has been released in full from the Deposit Escrow Account in accordance with Article 5. The provisions in Articles 2 and 7 shall, however, survive any termination of the Deposit Escrow Agreement or of the Escrow Agent’s duties thereunder.

7.	General provisions

7.1.	Any communication to be made under or in connection with this Deposit Escrow Agreement shall be made in writing, in English (unless the document is a constitutional, statutory or other official document) and by fax, electronic mail or letter. Any communication or document made or delivered by one Party to another under or in connection with this Deposit Escrow Agreement will only be effective:

(a)	if by way of fax or electronic mail, and only when received in legible form, the first Business Day after the date of receipt of the fax or the electronic mail;

(b)	if by way of letter, three (3) Business Days after being duly prepaid and stamped by the postal services.

(c)	if sent by messenger, upon delivery.

7.2.	The addresses, fax numbers, electronic mail address (and the departments or officers, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Escrow Agreement is:

(a)	In respect of ASTRID HOTEL HOLDINGS B.V.:

Rietlandpark 125

1019DT Amsterdam

the Netherlands

Fax No.: +

E-mail: xxx@xxx.xx

Attention:

with copies (which shall not constitute notice) to:

-	Elbit Imaging Ltd., for the attention of Mr. Doron Moshe, Acting CEO & CFO, B.S.R.3 Tower, 32nd floor, 5 Kinneret (corner of 9 Massada) Street, Bnei-Brak 5126237, Israel, Fax No.: +972-3-6086051, Email: doronm@elbitimaging.com

(b)	In respect of Astrid JV S.à.r.l.:

Address: 61, rue de Rollingergrund L-2440 Luxembourg

Attention: Ms Mélanie Leist

Fax No.: +352 246 943 70

E-mails: guillaume.cassou@kkr.com; fdebrem@algonquin-hotels.com and melanie.leist@avega.lu

(c)	In respect of [X]:

[Address]

Fax No.: +

E-mail: xxx@xxx.xx

Attention:

or any substitute address, fax number, electronic mail address or department or officer as the relevant Party may notify to the other Parties by not less than five (5) Business Days’ prior notice.

7.3.	No failure or delay by any Party in exercising any right, power or remedy under this Deposit Escrow Agreement shall operate as a waiver thereof nor shall any single or partial exercise by such Party of any right, power or remedy preclude any further or other exercise of such right, power or remedy or the exercise of any other right, power or remedy. The remedies provided in this Deposit Escrow Agreement are cumulative and are not exclusive of any remedies provided by law.

7.4.	The provisions of this Deposit Escrow Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Deposit Escrow Agreement without the consent of the other party hereto, unless such assignment, delegation or otherwise transfer is authorised in the Share Purchase Agreement.

7.5.	Each of the provisions of this Deposit Escrow Agreement is severable and distinct from the other and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

In case of any such illegality, invalidity or unenforceability, the Parties shall negotiate in good faith with a view to agreeing on the replacement of such provision by a provision which is legal, valid and enforceable and which is to the extent practicable in accordance with the intents and purposes of this Deposit Escrow Agreement and which in its economic effect comes as close as practicable to the provision being replaced.

7.6.	This Deposit Escrow Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when signed shall be an original but all counterparts shall together constitute one and the same instrument.

7.7.	This Deposit Escrow Agreement and any non-contractual obligations arising out of or in connection herewith, are governed by and interpreted in accordance with Belgian law.

7.8.	All disputes arising out of or in connection with this Deposit Escrow Agreement shall be settled exclusively by the courts of Brussels.

[Signature page follows]

Signature Page

This Deposit Escrow Agreement has been executed in 3 original copies, each Party acknowledging receipt of one signed and initialled copy.

ASTRID HOTEL HOLDINGS B.V.

/s/	/s/
Name:	Name:
Title:	Title:

ASTRID JV S.à.r.l

/s/
Name:
Title:

[X]

/s/	/s/
Name:	Name:
Title:	Title:

ANNEXE 1
instruction to release the DEPOSIT ESCROW Fund

[Place], on [Date]

To the attention of [●], Escrow Agent, [Address]

By Email

Reference: Escrow agreement between ASTRID JV S.à.r.l, ASTRID HOTEL HOLDINGS B.V. and [●] dated [●] May 2015

Dear [●],

According to the escrow agreement entered into between ASTRID JV S.à.r.l, ASTRID HOTEL HOLDINGS B.V. and your company on [●] May 2015.

We, undersigned, ASTRID JV S.à.r.l and ASTRID HOTEL HOLDINGS B.V. give you hereby jointly, according to such Escrow Agreement, instruction to transfer on [●] 2015, the entirety of the Deposit Escrow Fund, to [the Purchaser/the Seller] on the bank account, whose references are the following: [●].

This instruction letter may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when signed shall be an original but all counterparts shall together constitute one and the same instrument

Kind Regards,

ASTRID HOTEL HOLDINGS B.V.

/s/	/s/
Name:	Name:
Title:	Title:

ASTRID JV S.à.r.l

/s/	/s/
Name:	Name:
Title:	Title:

ESCROW AGREEMENT

[●] 2015

ASTRID hotel holdings b.v.

as Seller

ASTRID JV S.à.r.l

as Purchaser

[X]

as Escrow Agent

THIS AGREEMENT is made on [X] 2015 (the Escrow Agreement).

Between

1.	ASTRID HOTEL HOLDINGS B.V., a company incorporated and existing under the laws of the Netherlands, having its registered office at Rietlandpark 125, 1019DT Amsterdam, the Netherlands, and registered with the Dutch Chamber of Commerce under number 33296092, duly represented by [name], [title] (the Seller);

2.	ASTRID JV S.à.r.l., a company incorporated and existing under the laws of Luxembourg, having its registered office at Luxembourg (L-2440), 61, rue de Rollingergrund, and registered with the Register of Companies of Luxembourg under number [X], [duly represented by [Name]] (the Purchaser);

3.	[X], a company incorporated and existing under the laws of [X], having its registered office at [X], and registered with the [X] under number [X], duly represented by [name], [title] (the Escrow Agent).

The parties mentioned under sub 1. to 3. are hereinafter referred to as the Parties and Party shall be construed accordingly.

WHEREAS

A.	Pursuant to an agreement dated [X] 2015 entered into between the Seller and the Purchaser (the Share Purchase Agreement), the Seller has committed to sell to the Purchaser all the shares in Astridplaza NV, a company incorporated and existing under the laws of Belgium, having its registered office at Koningin Astridplein 7, 2018 Antwerp, Belgium and registered with the Crossroad Bank of Enterprises under number 0446.394.988.

B.	This Escrow Agreement is signed in the context of the transaction that is the subject matter of the Share Purchase Agreement to guarantee the indemnification of the Purchaser in case of a Claim as a consequence of a Breach of the Warranties by the Seller during a period of 36 months from the Closing Date (the Escrow Period).

C.	Pursuant to Clause 13 of the Share Purchase Agreement, the Purchaser must deposit in escrow for and on behalf of the Seller, an amount of EUR 1,000,000 (the Escrow Amount).

D.	The Escrow Agent has accepted to assist the Seller and the Purchaser in the setting up and the organization of the Escrow Agreement hereof.

The parties have agreed as follows

1.	Definitions

Unless the context otherwise requires or unless otherwise defined in this Escrow Agreement, words and expressions defined in the Share Purchase Agreement shall have the same meaning when used in this Escrow Agreement.

The term "Business Day" shall mean a day (other than a Friday, Saturday or Sunday) on which banks are open for general business in Belgium, in the Netherlands, in the United Kingdom, in Paris and in Israel.

2.	Appointment of Escrow Agent; Escrow Agent’s Rights, Duties and Obligations

2.1	The Seller and the Purchaser hereby irrevocably appoint the Escrow Agent to hold the Escrow Fund (as defined in Clause 4.3 below) in escrow upon the terms set forth herein.

2.2	The Escrow Agent hereby agrees to act as escrow agent in accordance with the terms set forth herein.

2.3	The Escrow Agent does not guarantee and accepts no liability whatsoever for the legal validity and enforceability of this Escrow Agreement. The Escrow Agent will comply with its obligations under this Escrow Agreement subject to any legal or judicial constraints that prevent it from so doing. The Escrow Agent shall promptly inform the Seller and the Purchaser of the occurrence of any such legal or judicial constraints.

2.4	In the event the Escrow Agent is uncertain as to its rights or duties hereunder or receives instructions with respect to the Escrow Fund which, in its opinion, are in conflict with any provision of this Escrow Agreement or applicable law, the Escrow Agent shall be entitled to refrain from taking any action other than keeping safely the Escrow Fund until it shall be otherwise directed, to its satisfaction, by the Purchaser and the Seller acting jointly or by a final court order.

3.	Escrow Account

3.1	The bank account of the Escrow Agent to be used for the purposes of this Escrow Agreement is the following account with number IBAN: [X] (the Escrow Account).

3.2	In accordance with clause 13 of the Share Purchase Agreement, the Purchaser shall deposit the Escrow Amount, as part of the Intragroup Loans Reimbursement, for and on behalf of the Seller on Closing Date by means of a bank transfer to the Escrow Account.

3.3	The Escrow Agent hereby accepts the Escrow Amount for deposit in escrow under the provisions of this Escrow Agreement and shall establish a segregated account at its office located at its address set forth in Section [X] in which to hold the Escrow Fund.

3.4	The Escrow Agent will notify the Seller and the Purchaser immediately upon receipt of the Escrow Amount in the Escrow Account.

4.	Interest

4.1	Purchaser and Seller irrevocably instruct the Escrow Agent, and the Escrow Agent accepts such irrevocable instruction, to pay interest on the Escrow Amount at the applicable [daily/weekly] rate of the bank that manages the deposit (the Interest), and to capitalize the Interest on a [daily] basis.

4.2	Any interest or profit generated on the Escrow Account (subject to any deduction of tax at source or any bank or other charges properly charged to the Escrow Account) (the Account Income) shall accrue to and form part of the Escrow Account. Each time part of the funds in the Escrow Account is paid out it shall have added to it the corresponding proportion of the Account Income.

4.3	The Escrow Amount and the Account Income are collectively referred to as the Escrow Fund. The available Escrow Fund will be deposited on a [daily/weekly] cash deposit only.

4.4	The Escrow Agent is in any case and at any time prohibited to invest the Escrow Fund in any marketable securities or other financial instruments other than the [daily/weekly] cash deposit.

5.	Release of Escrow Fund

The Escrow Agent shall only release, transfer and distribute the Escrow Fund (or any portion thereof) or otherwise effect any transaction on the Escrow Account strictly in accordance with the following terms and conditions.

5.1	Provision of the Guarantee on the Early Release Date

According to Article 13 of the Share Purchase Agreement, all or part of the Escrow Fund may be released after a 18-month period starting at the Closing Date in the event that (i) the Guarantee strictly in form attached herewith as Schedule [1] (Guarantee) is executed by a duly authorized legal representative of Elbit Imaging Ltd. and (ii) the original copy is provided to the Purchaser at least 5 Business Days before the Escrow Period (the "Early Release Date"). It is hereby agreed that Elbit Imaging Ltd shall be at such Early Release Date in good standing i.e. a company (aa) whose shares are traded both on NASDAQ Global Market (NASDAQ:EMITF) and on the Tel Aviv Stock Exchange (bb) not in receivership or under a court supervised arrangement with its creditors or in any other similar procedure or arrangement in any jurisdiction where it operates, and (cc) not considered in default under any of its obligation under any applicable debt restructuring plan or reorganization plan.

In such case, on the Early Release Date, the Escrow Agent shall release all or part of the Escrow Fund to the Seller or the Purchaser according to the conditions provided under Article 5.3.

For the avoidance of doubt, if at the Early Release Date (i) the Seller has not provided to the Purchaser (copy to the Escrow Agent) the Guarantee mentioned above or (ii) Elbit Imaging Ltd is not in good standing, the Escrow Funds shall remain on the Escrow Account and be released only in accordance with Clause 5.2 or 5.4 below..

5.2	Release of all or part of the Escrow Fund to the Purchaser

To the extent that, prior to the end of the Escrow Period, the Purchaser shall have notified the Seller of any Claim with respect to a Breach of Warranties and the amount of any such Claim shall have been:

(i)	agreed by the Seller and the Purchaser (the "Instruction"); or

(ii)	determined by a Governmental Authority or a judgment, award, order or other ruling (which is enforceable as a matter of law such as a "decision de première instance exécutoire par provision") issued by a court or arbitral tribunal having jurisdiction over the Parties (the "Decision"), the Seller and the Purchaser shall immediately send a joint written instruction or a certified copy of the enforceable court decision to the Escrow Agent and the Escrow Agent shall pay the amount corresponding to the resolved Claims from the Escrow Account to the Purchaser, at the latest on the 3rd Business Days following receipt of the instruction or court decision.

5.3	Release of the Available Indemnification Amount on the Early Release Date upon provision of the Parent Guarantee

In case of provision of a certified copy of the Guarantee satisfying the conditions mentioned in Clause 5.1 above covering an amount equal to the Available Indemnification Amount (as defined in the SPA) the Escrow Agent shall release to the Seller an amount equal to such Available Indemnification Amount on the Early Release Date and keep the balance of the Escrow Fund on the Escrow Account to secure payment of the outstanding Claims under the SPA, which balance shall be released in accordance with Clause 5.4 below.

The release of the Available Indemnification Amount shall occur by means of wire transfer to a bank account designated by Seller in the notice (the "Seller's Account") and at the latest on the 3rd Business Days following receipt of such notice.

5.4	Release of the balance of the Escrow Fund (if any) after the Early Release Date until the end of the Escrow Period

The Escrow Fund held in the Escrow Account after the Early Release Date and until the end of the Escrow Period shall be kept on the Escrow Account and released progressively to the Purchaser only, in accordance with the provisions of clause 5.2 above, upon receipt by the Escrow Agent of the relevant Instruction or Decision.

5.5	Release of the balance of the Escrow Fund (if any) at end of the Escrow Period

At the end of the Escrow Period, the Escrow Fund will be allocated between (i) the amounts securing any remaining outstanding Claim at such date and (ii) the Available Indemnification Amount as at such date. The Available Indemnification Amount shall be released to the Seller while the balance shall be kept on the Escrow Account pending resolution of the outstanding Claims.

Thereafter, upon resolution of each outstanding Claim after the end of the Escrow Period, the amount securing such Claim shall be released to the Purchaser or to the Seller in accordance with the terms of the relevant Instruction or Decision.

6.	Duration

This Escrow Agreement enters into effect on the date of this Escrow Agreement and terminates when the Escrow Fund has been released in full from the Escrow Account in accordance with Article 5. The provisions in Articles 2 and 7 shall, however, survive any termination of the Escrow Agreement or of the Escrow Agent’s duties thereunder.

7.	Costs and expenses

Each Party shall bear the costs and expenses incurred by it for the purposes of this agreement. The fees to be paid to Escrow Agent shall be borne equally by the Parties.

8.	General provisions [to be confirmed by the escrow agent]

8.1	Any communication to be made under or in connection with this Escrow Agreement shall be made in writing, in English (unless the document is a constitutional, statutory or other official document) and by had delivery, fax, electronic mail or letter. Any communication or document made or delivered by one Party to another under or in connection with this Escrow Agreement will only be effective:

(a)	if by way of fax or electronic mail, and only when received in legible form, the first Business Day after the date of receipt of the fax or the electronic mail;

(b)	if by way of letter, three (3) Business Days after being duly prepaid and stamped by the postal services;

(c)	if by messenger, upon delivery.

8.2	The addresses, fax numbers, electronic mail address (and the departments or officers, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Escrow Agreement is:

(d)	In respect of ASTRID HOTEL HOLDINGS B.V.:

Rietlandpark 125

1019DT Amsterdam

the Netherlands

Fax No.: +31 (0)20 670 62 11

E-mail : doron@amsterdam-office.nl; alon@amsterdam-office.nl

Attention : Euryton Trust Management B.V., for the attention of Doron
Shamir and Alon Elmaliyah

with copies (which shall not constitute notice) to :

Elbit Imaging Ltd., for the attention of:

Chairman of the Board

Address: Mota Gur 7 Petah Tikva, Israel

telefax:+972-3-6086051,

email: ronh@elbitimaging.com

and the Chief Executive Officer

address:, Mota Gur 7 Petah Tikva , Israel

telefax +972-3-6086051 ,

email: doron@elbitimaging.com

(e)	In respect of ASTRID JV S.à.r.l.

[Address]

Fax No.: +

E-mail: xxx@xxx.xx

Attention:

(f)	In respect of [X]:

[Address]

Fax No.: +

E-mail: xxx@xxx.xx

Attention:

or any substitute address, fax number, electronic mail address or department or officer as the relevant Party may notify to the other Parties by not less than five (5) Business Days’ prior written notice.

8.3	No failure or delay by any Party in exercising any right, power or remedy under this Escrow Agreement shall operate as a waiver thereof nor shall any single or partial exercise by such Party of any right, power or remedy preclude any further or other exercise of such right, power or remedy or the exercise of any other right, power or remedy. The remedies provided in this Escrow Agreement are cumulative and are not exclusive of any remedies provided by law.

8.4	The provisions of this Escrow Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Escrow Agreement without the consent of the other party hereto.

8.5	Each of the provisions of this Escrow Agreement is severable and distinct from the other and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

In case of any such illegality, invalidity or unenforceability, the Parties shall negotiate in good faith with a view to agreeing on the replacement of such provision by a provision which is legal, valid and enforceable and which is to the extent practicable in accordance with the intents and purposes of this Escrow Agreement and which in its economic effect comes as close as practicable to the provision being replaced.

8.6	This Escrow Agreement may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when signed shall be an original but all counterparts shall together constitute one and the same instrument.

8.7	This Escrow Agreement and any non-contractual obligations arising out of or in connection herewith are governed by and interpreted in accordance with Belgian law.

8.8	All disputes arising out of or in connection with this Escrow Agreement shall be settled exclusively by the courts of Brussels.

[Signature page follows]

Signature Page

This Escrow Agreement has been executed in 3 original copies, each Party acknowledging receipt of one signed and initialed copy.

ASTRID HOTEL HOLDINGS B.V.

/s/	/s/
Name:	Name:
Title:	Title:

ASTRID JV S.à.r.l

/s/	/s/
Name:	Name:
Title:	Title:

[X]

/s/	/s/
Name:	Name:
Title:	Title: